                           OFFER TO PURCHASE FOR CASH
                       46,051,761 SHARES OF COMMON STOCK
                                       OF

                          ILLINOIS CENTRAL CORPORATION
                                       AT
                              $39.00 NET PER SHARE
                                       BY
                           BLACKHAWK MERGER SUB, INC.
                          A WHOLLY OWNED SUBSIDIARY OF

                       CANADIAN NATIONAL RAILWAY COMPANY

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MARCH 13, 1998, UNLESS THE OFFER IS EXTENDED.

                             ---------------------

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED IN ACCORDANCE WITH THE TERMS OF THE OFFER PRIOR TO THE EXPIRATION DATE OF THE OFFER AND NOT WITHDRAWN A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.001 PER SHARE (THE SHARES SUBJECT TO THE OFFER, AS WELL AS ALL OTHER SHARES OF COMMON STOCK HEREINAFTER REFERRED TO AS THE "SHARES") OF ILLINOIS CENTRAL CORPORATION (THE "COMPANY") WHICH, TOGETHER WITH THE SHARES THEN OWNED BY PARENT, REPRESENTS AT LEAST 50.1% OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"), AND (2) THE RECEIPT BY CANADIAN NATIONAL RAILWAY COMPANY ("PARENT"), PRIOR TO THE EXPIRATION OF THE OFFER, OF A FAVORABLE INFORMAL ADVISORY OPINION FROM THE STAFF OF THE UNITED STATES SURFACE TRANSPORTATION BOARD (THE "STB") TO THE EFFECT THAT THE PROPOSED USE OF THE VOTING TRUST (AS DEFINED HEREIN) WILL PRECLUDE UNLAWFUL CONTROL OF THE COMPANY BY PARENT.

     THE BOARD OF DIRECTORS OF THE COMPANY, BY UNANIMOUS VOTE, HAS APPROVED THE MERGER AGREEMENT DATED AS OF FEBRUARY 10, 1998 AMONG PARENT, PURCHASER AND THE COMPANY (THE "MERGER AGREEMENT") AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.
                             ---------------------

                                   IMPORTANT
     Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (1) complete and sign the Letter of Transmittal or a manually signed facsimile thereof in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 of the Letter of Transmittal and mail or deliver the Letter of Transmittal or such facsimile with the certificate(s) and any other required documents to Harris Trust Company of New York (the "Depositary") (at the Depositary's address set forth on the back cover of this Offer to Purchase) or follow the procedure for book-entry tender of Shares set forth in Section 3 or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the tender for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered.

     A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery set forth in
Section 3.

     Questions or requests for assistance may be directed to MacKenzie Partners, Inc. (the "Information Agent") or Goldman, Sachs & Co. and Schroder & Co. Inc. (sometimes referred to herein as the "Dealer Managers") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the related Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies.

                     THE DEALER MANAGERS FOR THE OFFER ARE:

GOLDMAN, SACHS & CO.                                         SCHRODER & CO. INC.

            The date of this Offer to Purchase is February 13, 1998.

                               TABLE OF CONTENTS

                                                                                           PAGE
                                                                                         ------
INTRODUCTION.............................................................................      1
1.       Terms of the Offer; Proration; Expiration Date..................................      4
2.       Acceptance for Payment and Payment for Shares...................................      5
3.       Procedure for Tendering Shares..................................................      6
4.       Withdrawal Rights...............................................................      9
5.       Certain Income Tax Consequences.................................................      9
6.       Price Range of Shares; Dividends................................................     10
7.       Effect of the Offer on the Market for Shares; Exchange Listing and Exchange Act
         Registration; Margin Regulations................................................     11
8.       Certain Information Concerning the Company......................................     12
9.       Certain Information Concerning Purchaser and Parent.............................     14
10.      Source and Amount of Funds......................................................     17
11.      Background of the Offer; Past Contacts, Transactions or Negotiations with
         the Company.....................................................................     18
12.      Purpose of the Offer and Merger; Plans for the Company..........................     21
13.      The Merger Agreement; Other Agreements..........................................     22
14.      Dividends and Distributions.....................................................     37
15.      Extension of Tender Period; Termination; Amendment..............................     37
16.      Certain Conditions of the Offer.................................................     38
17.      Certain Legal Matters; Regulatory Approvals.....................................     39
18.      Fees and Expenses...............................................................     43
19.      Miscellaneous...................................................................     44
Schedule I  Directors and Executive Officers of Parent and Purchaser.....................
Annex A    Canadian/U.S. GAAP Financial Information for 1995, 1996 and 1997.

To the Holders of Common Stock
of Illinois Central Corporation:

                                  INTRODUCTION

     Blackhawk Merger Sub, Inc. ("Purchaser"), a Delaware corporation and an indirect wholly-owned subsidiary of Canadian National Railway Company ("Parent" or "CN"), a Canadian corporation, hereby offers to purchase an aggregate of 46,051,761 shares of Common Stock, $0.001 par value (the shares subject to the Offer, as well as all other shares of such Common Stock being hereinafter referred to as the "Shares"), of Illinois Central Corporation, a Delaware corporation (the "Company" or "IC"), at $39.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer").

     Upon the terms and subject to the conditions of the Offer, if more than 46,051,761 Shares are validly tendered and not withdrawn prior to the Expiration Date, Purchaser will accept for payment and pay for only 46,051,761 Shares on a pro rata basis (with appropriate adjustments to avoid purchase of fractional Shares) based on the number of Shares properly tendered by each stockholder prior to or on the Expiration Date and not withdrawn. See Section 1.

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Parent or Purchaser will pay all charges and expenses of Goldman, Sachs & Co. and Schroder & Co. Inc. (the "Dealer Managers"), Harris Trust Company of New York (the "Depositary") and MacKenzie Partners, Inc. (the "Information Agent") incurred in connection with the Offer. See Section 17.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED IN ACCORDANCE WITH THE TERMS OF THE OFFER PRIOR TO THE EXPIRATION DATE OF THE OFFER AND NOT WITHDRAWN A NUMBER OF SHARES WHICH, TOGETHER WITH THE SHARES THEN OWNED BY PARENT, REPRESENTS AT LEAST 50.1% OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION") AND (2) THE RECEIPT BY PARENT, PRIOR TO THE EXPIRATION DATE OF THE OFFER, OF A FAVORABLE INFORMAL ADVISORY OPINION FROM THE STAFF OF THE UNITED STATES SURFACE TRANSPORTATION BOARD (THE "STB") TO THE EFFECT THAT THE PROPOSED USE OF THE VOTING TRUST (AS DEFINED HEREIN) WILL PRECLUDE UNLAWFUL CONTROL OF THE COMPANY BY PARENT.

     In addition, the Offer is subject to certain other conditions which are described in Section 16. Subject to the terms of the Merger Agreement, Purchaser reserves the right to waive any or all of the conditions to the Offer and to extend the Offer if any of the conditions to the Offer are not satisfied. Under certain other conditions more fully described in Section 13, Parent will, at the request of the Company, be obligated to cause Purchaser to extend the Offer for up to twenty business days.

     THE BOARD OF DIRECTORS OF THE COMPANY, BY UNANIMOUS VOTE, HAS APPROVED THE AGREEMENT AND PLAN OF MERGER DATED AS OF FEBRUARY 10, 1998 AMONG PARENT, PURCHASER AND THE COMPANY (THE "MERGER AGREEMENT") AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (AS DEFINED BELOW), AND HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     THE COMPANY HAS ADVISED PURCHASER THAT EACH OF LEHMAN BROTHERS INC. ("LEHMAN BROTHERS") AND THE BEACON GROUP CAPITAL SERVICES LLC ("BEACON"), HAS DELIVERED TO THE BOARD OF DIRECTORS OF THE COMPANY WRITTEN OPINIONS THAT, AS OF THE DATE OF THE MERGER AGREEMENT, THE CONSIDERATION TO BE RECEIVED IN THE OFFER AND THE MERGER, TAKEN TOGETHER, IS FAIR TO THE HOLDERS OF SHARES FROM A FINANCIAL POINT OF VIEW. A COPY OF EACH SUCH OPINION IS CONTAINED IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9"), WHICH IS BEING MAILED TO STOCKHOLDERS OF THE COMPANY HEREWITH. SUCH STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE BY, FACTORS CONSIDERED BY, PROCEDURES FOLLOWED BY, AND CERTAIN INFORMATION CONCERNING, LEHMAN BROTHERS AND BEACON.

     The purpose of the Offer is for Parent, through Purchaser, to acquire a majority equity interest in the Company as the first step in a business combination of Parent and the Company. The Offer is being made pursuant to the terms of the Merger Agreement which provides that, among other things, following completion of the Offer and the satisfaction or waiver of certain conditions and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware (the "DGCL"), Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will become an indirect wholly-owned subsidiary of Parent. As more fully described in
Section 13, at the effective time of the Merger (the "Effective Time"), (i) if Purchaser shall have purchased, pursuant to the Offer, an aggregate of 46,051,761 Shares, each Share outstanding immediately prior to the Effective Time (other than those Shares held by the Company as treasury stock or owned by Parent or any subsidiary of Parent) shall be converted into the right to receive that number of duly authorized, validly issued, fully paid and nonassessable shares, without par value, of Parent ("Parent Common Stock") equal to the fraction (the "Exchange Ratio") obtained by dividing $39.00 by the Parent Average Closing Price (as defined in Section 13); and (ii) if Purchaser shall have purchased an aggregate of less than 46,051,761 Shares pursuant to the Offer, each Share outstanding immediately prior to the Effective Time (other than those Shares held by the Company as treasury stock or owned by Parent or any subsidiary of Parent) shall be converted into the right to receive: (a) a number of shares of Parent Common Stock equal to the fraction obtained by dividing $39.00 by the Parent Average Closing Price, multiplied by the Stock Proration Factor (as defined in Section 13); and (b) cash in an amount equal to the product of 1 minus the Stock Proration Factor, multiplied by $39.00.

     THE OFFER DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY PARENT COMMON STOCK. SUCH AN OFFER MAY BE MADE ONLY PURSUANT TO A PROSPECTUS IN COMPLIANCE WITH THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT").

     In connection with the Offer and the Merger, Parent entered into binding agreements (the "Investment Commitment Agreements") with two directors of the Company, Messrs. Gilbert H. Lamphere and Alexander P. Lynch, with respect to the Shares owned by such persons, pursuant to which Messrs. Lamphere and Lynch have each agreed (i) to permit all options to purchase Shares then owned by them to be converted into options to purchase shares of Parent Common Stock in accordance with the terms of the Merger Agreement, (ii) that at any meeting of stockholders of the Company held to adopt the Merger Agreement, they will vote all of their Shares in favor of such action and (iii) (in the case of Mr. Lamphere only) that, within 90 days of the Effective Time he will have acquired at least 98,150 shares of Parent Common Stock pursuant to the Merger or open market purchases; provided that he will not be obligated to invest an aggregate amount in excess of $5,300,000 of proceeds from the Offer and/or the Merger. See
Section 13.

     Under Delaware law, the approval of the Company's Board and the affirmative vote of the holders of a majority of the outstanding Shares is required to adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. If the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause (through the Voting Trustee) the adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other stockholder.

     The Merger Agreement may be terminated by either Parent or the Company at any time prior to the Effective Time if, during any five consecutive trading day period during the period from the commencement of the Offer until the business day prior to the expiration of the Offer, the average closing price of the Parent Common Stock on the NYSE is less than $38.00. See Section 13.

     If the Minimum Condition has not been satisfied prior to the scheduled expiration of the Offer (as such Offer may have been extended), Purchaser shall have the right at its option to extend the Offer for a period of up to twenty business days. If, at the scheduled expiration of the Offer (as such date may have been extended by Purchaser as contemplated by the preceding sentence), the Minimum Condition has not been satisfied, then (unless the parties otherwise agree) at Parent's election either (i) Purchaser shall amend the terms of the Offer by increasing the number of shares sought in the Offer to all of the outstanding Shares, subject to certain conditions described in

Section 13, or (ii) Purchaser shall terminate the Offer and Purchaser and the Company shall proceed with the Merger, in accordance with the Merger Agreement. See Section 13.

     In accordance with the United States Supreme Court decision, Schwabacher v. United States, 334 U.S. 182 (1948), stockholders of the Company will not have any appraisal or like rights under state law, unless the STB or a court of competent jurisdiction determines that state-law appraisal rights are available to holders of Shares. Parent considers it unlikely that the STB or a court will determine that state law appraisal rights are available to holders of Shares. Parent and the Company intend to seek a determination of the STB that the terms of the Merger are just and reasonable. It is the understanding of Parent and the Company that upon the issuance of such a determination, dissenters' rights under state law will be prempted. Stockholders of the Company will have an opportunity to participate in this STB proceeding.

     Simultaneously with the purchase of Shares pursuant to the Offer, the Shares purchased will be deposited in an independent, irrevocable voting trust (the "Voting Trust") in accordance with the terms and conditions of a proposed voting trust agreement (the "Voting Trust Agreement"). See Section 13.

     Based on the information supplied by the Company, as of December 31, 1997, 61,402,347 Shares were issued and outstanding and employee and director stock options to purchase an aggregate of 2,564,502 Shares were outstanding.

   **ALL DOLLAR AMOUNTS CONTAINED HEREIN ARE IN U.S. DOLLARS UNLESS OTHERWISE
                                  INDICATED.**

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1.  TERMS OF THE OFFER; PRORATION; EXPIRATION DATE.

     Upon the terms and subject to the conditions set forth in the Offer, Purchaser will accept for payment and pay for an aggregate of 46,051,761 Shares that are validly tendered by the Expiration Date, as hereinafter defined, and not withdrawn as provided in Section 4. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Friday, March 13, 1998, unless and until Purchaser, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

     Upon the terms and subject to the conditions of the Offer, if more than 46,051,761 Shares are validly tendered and not withdrawn prior to the Expiration Date, Purchaser will accept for payment and pay for only 46,051,761 Shares on a pro rata basis (with appropriate adjustments to avoid purchase of fractional Shares) based on the number of Shares properly tendered by each stockholder prior to or on the Expiration Date and not withdrawn. In the event that proration of tendered Shares is required, because of the difficulty of determining the precise number of Shares properly tendered and not withdrawn (due in part to the guaranteed delivery procedures described in Section 3), Purchaser does not expect that it will be able to announce the final results of such proration or pay for any Shares until at least seven New York Stock Exchange, Inc. ("NYSE") trading days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Stockholders may obtain such preliminary information from the Information Agent and may be able to obtain such information from their broker.

     The Offer is subject to certain conditions set forth in Section 16, including satisfaction of the Minimum Condition, the expiration or termination of the waiting period (if any) applicable to Purchaser's acquisition of Shares pursuant to the Offer (the "Acquisition") under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the receipt by Parent, prior to the expiration of the Offer, of a favorable informal advisory opinion from the staff of the STB to the effect that the proposed use of the Voting Trust will preclude unlawful control of the Company by Parent. If any such condition is not satisfied, then, except as provided in the next paragraph, Purchaser may terminate the Offer and return all tendered Shares to tendering stockholders, extend the Offer and, subject to withdrawal rights as set forth in
Section 4, retain all such Shares until the expiration of the Offer as so extended, waive such condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered by the Expiration Date and not withdrawn or delay acceptance of payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

     Purchaser expressly reserves the right to waive any of the conditions to the Offer, to extend the Offer if any conditions to the Offer are not satisfied and to make any change in the terms or conditions of the Offer. However, except as provided in the Merger Agreement, Purchaser will not make any waiver or change to the Offer which (i) increases the number of Shares sought in the Offer, (ii) changes the form of consideration to be paid or decreases the price per Share, (iii) waives the Minimum Condition, (iv) waives the conditions set forth in paragraph (a), (b) or (e) of Section 16, (v) waives the condition relating to the expiration of the waiting period (if any) under the HSR Act or the receipt of a favorable informal advisory opinion from the STB staff, (vi) is adverse to the holders of Shares or modifies any of the conditions to the Offer or (vii) imposes any conditions to the Offer in addition to those set forth in
Section 16. If the Offer shall not have been consummated by its scheduled expiration due to the failure to satisfy (i) any of the conditions to the Offer set forth in paragraph (a) or (b) of Section 16, (ii) the condition to the Offer relating to the expiration of the waiting period under the HSR Act or (iii) the condition relating to the receipt of the favorable informal advisory opinion from the STB staff, Parent will, at the request of the Company, be obligated to cause Purchaser to extend the Offer for up to twenty business days. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares. See Section 4.

     The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) Purchaser will accept for payment, and will pay for, an aggregate of 46,051,761 Shares which are validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 4) after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions set forth in Section 16. In addition, Purchaser reserves the right, in its sole discretion and subject to applicable law, to delay the acceptance for payment of, or subject to applicable rules of the SEC, payment for, Shares in order to comply in whole or in part with any applicable law.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (A) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in Section 3; (B) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and (C) any other documents required under the Letter of Transmittal.

     The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, Purchaser shall be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment. Payment for Shares accepted pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting payments to such tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE CONSIDERATION PAID FOR SHARES PURSUANT TO THE OFFER, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

     Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Purchaser's obligation to make such payment shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Purchaser will pay any stock transfer tax incident to the transfer to it of validly tendered Shares, except as otherwise provided in

Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer (including proration due to tenders of more than 46,051,761 Shares), or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

     If, prior to the Expiration Date, Purchaser increases the consideration to be paid per Share pursuant to the Offer, Purchaser will pay such increased consideration for all such Shares purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration. Purchaser reserves the right to transfer or assign, in whole at any time or in part from time to time, to one or more of its affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  PROCEDURE FOR TENDERING SHARES.

     In order for a holder of Shares to tender validly Shares pursuant to the Offer, the related Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Book-Entry Transfer

     The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  Signature Guarantees

     Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Medallion Signature Guarantee Program, or by any other "eligible guarantor institution", as such term is defined in Rule 17Ad-15 under the Securities and Exchange Act of 1934 (the "Exchange Act") (each of the foregoing referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

  Guaranteed Delivery

     If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered; provided that all the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received prior to the Expiration Date by the Depositary (as provided below); and

          (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a Book-Entry Transfer, an Agent's Message and any other documents required by the Letter of Transmittal are received by the Depositary within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery made available by Purchaser.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a Book-Entry Transfer, an Agent's Message and any other documents required by the Letter of Transmittal.

  Determination of Validity

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Subject to the terms of the Merger Agreement, Purchaser also reserves the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the related Letter of Transmittal and the instructions thereto) will be final and binding.

  Other Requirements

     By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective if, when, and only to the extent that, Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered (subject to the Voting Trust so long as it shall be in effect with respect to the Shares) to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares (subject to the Voting Trust).

     The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

     TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN STOCKHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER OR SOCIAL SECURITY NUMBER OR CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A STOCKHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS MADE TO SUCH STOCKHOLDER. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

4.  WITHDRAWAL RIGHTS.

     Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after April 13, 1998. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. None of Purchaser, Parent, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

     Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

5.  CERTAIN INCOME TAX CONSEQUENCES.

     The receipt of cash pursuant to the Offer will be a taxable transaction for Federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and is likely to be a taxable transaction under applicable state, local or foreign income tax laws. Generally, for Federal income tax purposes, a tendering stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer and the aggregate tax basis in the relevant Shares. It is expected that an exchange of Shares for the Stock Consideration (as defined in Section 13) and cash, if any, pursuant to the Merger Agreement will also be a taxable transaction for U.S. federal income tax purposes. In general, an exchanging stockholder will recognize gain or loss equal to the difference between the sum of the fair market value, determined as of the time of such exchange, of the Stock Consideration and cash, if any, received and the aggregate tax basis in the relevant Shares. Gain or loss will be calculated separately for each block of Shares sold or exchanged pursuant to the Offer and the Merger.

     If Shares are held by a stockholder as capital assets, gain or loss recognized by the stockholder will be capital gain or loss, which will be long-term capital gain or loss if the stockholder's holding period for the Shares exceeds one year. Under present law, long-term capital gains recognized by an individual stockholder will generally be taxed at a maximum Federal marginal tax rate of 28% (or, in the case of certain gains on capital assets held by an individual stockholder for more than 18 months, 20%), and long-term capital gains recognized by a corporate stockholder will be taxed at a maximum Federal marginal tax rate of 35%.

     Unless an exemption applies, the Depositary will be required to withhold 31% of any cash payments to which a stockholder or other payee is entitled pursuant to the Offer, unless the stockholder or other payee provides his or her tax identification number (social security number or employer identification number) and certifies that such number is correct. Each stockholder and, if applicable, each other payee is required to complete and sign the Form W-9 that will be included as part of the transmittal letter sent to stockholders of the Company by Purchaser to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to Parent and the Depositary.

     THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES THAT ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF INDIVIDUAL CIRCUMSTANCES, INCLUDING HOLDERS HOLDING SHARES AS PART OF A STRADDLE, A CONVERSION TRANSACTION, A HEDGING TRANSACTION OR OTHER SIMILAR TRANSACTION. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

     The foregoing discussion is based upon the provisions of the Code, applicable Treasury regulations thereunder, Internal Revenue Service rulings and judicial decisions, as in effect as of the date of this Offer to Purchase. There can be no assurance that future legislative, administrative or judicial changes or interpretations will not affect the accuracy of the statements or conclusions set forth herein. Any such change could apply retroactively and could affect the accuracy of such discussion. No rulings have been or will be sought from the Internal Revenue Service concerning the tax consequences of the Offer and the Merger.

     No information is provided herein with respect to the tax consequences, if any, of the Offer and the Merger under applicable foreign, state or local income tax or other tax laws.

     Each stockholder of the Company is urged to consult such stockholder's own tax advisor as to the specific tax consequences to such stockholder of the Offer and the Merger under U.S. federal, state, local or any other applicable tax laws.

6.  PRICE RANGE OF SHARES; DIVIDENDS.

     According to the Company's Annual Report on Form 10-K (the "Company Form 10-K") for the year ended December 31, 1996 , the NYSE is the principal market on which the Shares are traded (under the symbol IC). The following table sets forth, for the quarters indicated, the high and low sales prices per Share as reported on the NYSE Composite Tape and the cash dividends paid per Share, as reported in the Company Form 10-K for periods in 1995 and 1996, and thereafter as reported in published financial sources (which takes into account the 3-for-2 split with respect to the Shares in March 1996):

                                                                    HIGH        LOW      DIVIDENDS
                                                                   ------      ------    ---------
1996:    First Quarter........................................     $28.75      $23.67      $0.19
         Second Quarter.......................................      30.75       27.00       0.20
         Third Quarter........................................      31.88       26.88       0.20
         Fourth Quarter.......................................      34.38       29.50       0.20
1997:    First Quarter........................................      36.13       30.50       0.23
         Second Quarter.......................................      37.63       30.88       0.23
         Third Quarter........................................      37.25       33.25       0.23
         Fourth Quarter.......................................      39.00       32.44       0.23
1998:    First Quarter
         (through February 12, 1998)..........................      38.75       31.13       0.23

     On February 10, 1998, the last full day of trading prior to the announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the reported closing sales price per Share on the NYSE Composite Tape was $35.69. On February 12, 1998, the last full day of trading prior to the date of this Offer, the reported closing sales price per Share on the NYSE Composite Tape was $38.75.

STOCKHOLDERS ARE ENCOURAGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7. EFFECT OF THE OFFER ON THE MARKET FOR SHARES; EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

     The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. Following completion of the Offer, at least a majority and up to 75% of the outstanding Shares will be owned by Purchaser.

     Purchaser does not anticipate that the Shares would be subject to delisting by the NYSE as a result of completion of the Offer. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of record holders of at least 100 Shares should fall below 1,200, the number of publicly held Shares (exclusive of holdings of officers, directors and their families and other concentrated holdings of 10% or more ("NYSE Excluded Holdings")) should fall below 600,000 or the aggregate market value of publicly held Shares (exclusive of NYSE Excluded Holdings) should fall below $5,000,000. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

     If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer price.

     The Shares are currently registered under the Exchange Act. Purchaser does not anticipate that such registration will be subject to termination as a result of completion of the Offer. Such registration may be terminated upon application by the Company to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares pursuant to Section 12(g)(4) of the Exchange Act. The termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provision of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a), and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act.

     If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for NASDAQ reporting.

8.  CERTAIN INFORMATION CONCERNING THE COMPANY.

     The information concerning the Company contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available. Although neither Purchaser nor Parent has any knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue, neither Purchaser nor Parent takes any responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to Purchaser.

     The Company is a Delaware corporation with its principal executive offices located at 455 North Cityfront Plaza Drive, Chicago, Illinois 60611-5504.

     The Company, through its wholly-owned subsidiary, Illinois Central Railroad Company ("ICRR") traces its origins to 1851, when ICRR was incorporated as the nation's first land grant railroad. On June 13, 1996, the Company acquired in a purchase transaction CCP Holdings, Inc. (CCPH). ICRR and CCPH are principally engaged in the rail freight transportation business. ICRR operates a 2,600 mile system between Chicago and the Gulf of Mexico, primarily transporting chemicals, grain and milled grain, coal, paper, and intermodal commodities while CCPH and one of its subsidiaries, Cedar River Railroad ("CRR"), operates approximately 850 miles of track from Chicago to Omaha, with connecting lines to Cedar Rapids and Sioux City. CRR runs from Waterloo, Iowa to Albert Lea, Minnesota. In addition to ICRR and CCPH, the Company's other wholly-owned subsidiary, IC Financial Services Corporation ("IC Financial"), was formed to finance through various special purpose companies the acquisition of locomotives and freight cars which are leased to ICRR. IC Financial also functions as the investment vehicle by which non-rail related activities are conducted.

     The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the SEC Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Certain reports and other information concerning the Company may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

  Financial Information

     The following selected consolidated financial data relating to the Company and its subsidiaries has been taken or derived from the audited financial statements contained in the Company Form 10-K for 1996 and the condensed unaudited financial statements released by the Company on January 20, 1998. More comprehensive financial information is included in such report and such other documents filed by the Company with the SEC, and the financial data set forth below is qualified in its entirety by reference to such report and such other documents, including the financial information (and any related notes) contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the SEC in the manner set forth above.

                          ILLINOIS CENTRAL CORPORATION
                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                 YEAR ENDED DECEMBER 31,
                                                        ------------------------------------------
                                                          1995          1996             1997
                                                        --------      --------      --------------
                                                                                     (UNAUDITED)
INCOME STATEMENT DATA:
  Revenues.........................................     $  645.3      $  657.5         $  699.8
  Operating expenses...............................        414.8         416.3            435.9
                                                          ------        ------           ------
  Operating income.................................     $  230.5      $  241.2         $  263.9
                                                          ======        ======           ======
  Net income.......................................     $  118.4      $  136.6         $  150.2
                                                          ======        ======           ======
  Net income per share (basic).....................     $   1.89      $   2.22         $   2.45
                                                          ======        ======           ======
BALANCE SHEET DATA:
  Current and other assets.........................     $  162.8      $  287.3         $  239.5
  Net properties...................................      1,274.7       1,624.1          1,768.8
                                                          ------        ------           ------
  Total assets.....................................     $1,437.5      $1,911.4         $2,008.3
                                                          ======        ======           ======
  Current and other liabilities....................     $  337.6      $  365.6         $  384.1
  Long-term debt...................................        383.6         633.7            572.2
  Deferred income taxes............................        246.2         356.6            409.2
  Stockholders' equity.............................        470.1         555.5            642.8
                                                          ------        ------           ------
  Total liabilities and stockholders' equity.......     $1,437.5      $1,911.4         $2,008.3
                                                          ======        ======           ======

  Certain Projected Financial Information

     In the course of its discussions with Parent described in Section 11, the Company provided Parent and its financial advisors with certain business and financial information which Parent believes was not and is not publicly available. Such information included, among other things, certain financial projections (the "Company Projections") prepared by management of the Company as a long-range plan. The Company Projections do not take into account any of the potential effects of the transactions contemplated by the Offer and the Merger. The Company does not as a matter of course publicly disclose internal projections as to future revenues, earnings or financial condition. The Company Projections disclose, among other things, the following:

                                            BUDGET       PLAN FY      PLAN FY      PLAN FY      PLAN FY
                                            FY 1998       1999         2000         2001         2002
                                            -------      -------      -------      -------      -------
                                                      (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Operating revenue.......................    $ 800.7      $ 865.1      $ 910.5      $ 954.4      $ 991.4
Operating expense.......................      487.7        515.7        537.3        554.7        573.0
                                            -------      -------      -------      -------      -------
                                                  -            -            -            -            -
Operating income                              313.0        349.4        373.2        399.7        418.4
Other income............................        1.5          1.7          1.7          1.7          1.7
Net interest expense....................      (38.5)       (33.0)       (25.7)       (19.0)        (9.0)
                                            -------      -------      -------      -------      -------
                                                  -            -            -            -            -
Income before taxes.....................      276.0        318.1        349.2        382.4        411.1
Tax provision...........................     (104.9)      (121.8)      (135.1)      (148.0)      (159.1)
                                            -------      -------      -------      -------      -------
                                                  -            -            -            -            -
Net income..............................    $ 171.1      $ 196.3      $ 214.1      $ 234.4      $ 252.0
                                            ========     ========     ========     ========     ========
Operating Ratio.........................      60.9%        59.6%        59.0%        58.1%        57.8%
Basic shares............................       61.4         61.4         61.4         61.4         61.4
Net income per share (basic)............      $2.79        $3.20        $3.49        $3.82        $4.10

     THE COMPANY PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE SEC OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. THE PROJECTIONS ARE INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE SUCH INFORMATION WAS PROVIDED TO PARENT. NONE OF PARENT, PURCHASER OR ANY PARTY TO WHOM THE PROJECTIONS WERE PROVIDED GIVES ANY ASSURANCES AS TO THE ACCURACY OF SUCH INFORMATION. WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THESE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS RELATING TO THE BUSINESSES OF THE COMPANY WHICH MAY NOT BE REALIZED AND ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY. THERE CAN BE NO ASSURANCE THAT THE PROJECTIONS WILL BE REALIZED, AND ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE SHOWN. THE PROJECTIONS HAVE NOT BEEN EXAMINED FOR COMPLIANCE BY THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS. FOR THESE REASONS, AS WELL AS THE BASES ON WHICH SUCH PROJECTIONS WERE COMPILED, THE INCLUSION OF SUCH PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT PARENT, PURCHASER OR ANY OTHER PARTY WHO RECEIVED SUCH INFORMATION CONSIDERS IT AN ACCURATE PREDICTION OF FUTURE EVENTS.

9.  CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT.

  Purchaser

     Purchaser is a Delaware corporation incorporated on February 3, 1998 and to date has engaged in no activities other than those undertaken in connection with the Offer and the Merger. Purchaser is an indirect wholly-owned subsidiary of Parent. Purchaser is currently a wholly-owned subsidiary of Grand Trunk Corporation, a wholly-owned subsidiary of Parent. The principal executive offices of Purchaser are located at 935 de La Gauchetiere Street West, Montreal, Quebec H3B 2M9.

     Until immediately prior to the time that Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

  Parent

     Parent is a Canadian corporation, incorporated in 1922 under a Special Act of the Parliament of Canada (the "Special Act"). In 1955, the Special Act was replaced by the Canadian National Railways Act, as amended. Parent's continuance under the Canada Business Corporations Act was authorized by the CN Commercialization Act. Such continuance was effected by Certificate of Continuance dated August 24, 1995. On November 9, 1995, Parent filed Articles of Amendment in order to subdivide the outstanding shares of Parent Common Stock. The Articles of Continuance of Parent contain certain material limitations on accumulation of shares of Parent Common Stock including without limitation a provision that no person (including his or her associates) may own or control, directly or indirectly, more than 15% of the outstanding voting shares of Parent. If this 15% threshold is exceeded, the holder of such shares may not exercise the voting rights attached to the shares. As of November 28, 1995, Parent ceased to be a Crown corporation.

     Parent operates the larger of Canada's two principal railroads and is the sixth largest railroad in North America based on its 1997 annual revenues. Its mainline rail network extends from Halifax to the major British Columbia ports, and its feeder lines serve principally eastern Canada and the grain-producing regions of western Canada. Parent's network connects to the strategically important Chicago gateway in the east through Grand Trunk Western Railroad Incorporated ("GTW"), one of its indirect wholly-owned subsidiaries, incorporated in Delaware, and in the west through a haulage agreement linking Chicago to Parent's lines at Duluth. Parent operates as a private sector freight railroad with no other significant line of business. As of December 31, 1997, Parent's rail network, including internal shortlines, consisted of approximately 14,550 route miles in eight Canadian provinces and approximately 750 route miles of track in six U.S. states. The principal executive offices of Parent are located at 935 de La Gauchetiere Street West, Montreal, Quebec H3B 2M9.

     The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of Purchaser and Parent and certain other information are set forth in
Schedule I hereto.

     Except as set forth in this Offer to Purchase, none of Parent or Purchaser or, to the best knowledge of Parent or Purchaser, any of the persons listed in
Schedule I hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of Parent or Purchaser or, to the best knowledge of Parent or Purchaser, any of the persons listed in Schedule I hereto has had any transactions with the Company, or any of its executive officers, directors or affiliates that would require reporting under the rules of the SEC.

     The following selected consolidated financial data relating to Parent and its subsidiaries has been taken or derived from the audited consolidated financial statements of Parent contained in the Parent Annual Report on Form 40-F for the fiscal year ended December 31, 1996 and the condensed unaudited financial statements released by Parent on January 21, 1998. The 1995 and 1996 financial data differs from amounts previously reported to reflect the change in accounting for income taxes adopted by Parent in the fourth quarter of 1997 and certain reclassifications. More comprehensive financial information is included in such Form 40-F and such other documents filed by Parent with the SEC, and the financial data set forth below is qualified in its entirety by reference to such report and other documents including the financial information (including any related notes) contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the SEC in the manner set forth above in Section 8.

                       CANADIAN NATIONAL RAILWAY COMPANY
                      SELECTED CONSOLIDATED FINANCIAL DATA
                  (IN MILLIONS OF CDN$, EXCEPT PER SHARE DATA)

                                                                     YEAR ENDED DECEMBER 31,
                                                             ---------------------------------------
                                                                1995          1996          1997
                                                             ----------    ----------    -----------
                                                             (RESTATED)    (RESTATED)    (UNAUDITED)
INCOME STATEMENT DATA:
  CANADIAN GAAP(1)
     Revenues.............................................    $  3,954       $3,995        $ 4,352
     Operating expenses excluding special charges.........       3,514        3,385          3,545
     Special charges......................................       1,453          381             --
                                                                ------       ------         ------
     Operating income (loss)..............................    $ (1,013)      $  229        $   807
                                                                ======       ======         ======
     Income (loss) from continuing operations.............    $ (1,092)      $  836        $   421
                                                                ======       ======         ======
     Basic per share data:
     Income (loss) from continuing operations.............    $ (13.57)      $ 9.85        $  4.95
                                                                ======       ======         ======
  U.S. GAAP(2)
     Revenues.............................................    $  3,912       $3,956        $ 4,322
     Operating expenses excluding special charges.........       3,487        3,368          3,395
     Special charges......................................       1,415          365             --
                                                                ------       ------         ------
     Operating (loss) income..............................    $   (990)      $  223        $   927
                                                                ======       ======         ======
     Income (loss) from continuing operations.............    $ (1,017)      $  848        $   469
                                                                ======       ======         ======
     Basic per share data:
     Income (loss) from continuing operations.............    $ (12.64)      $ 9.99        $  5.51
                                                                ======       ======         ======

                                                                       AS AT DECEMBER 31,
                                                             ---------------------------------------
                                                                1995          1996          1997
                                                             ----------    ----------    -----------
                                                             (RESTATED)    (RESTATED)    (UNAUDITED)
BALANCE SHEET DATA:
  CANADIAN GAAP(1)
     Current and other assets.............................    $  1,398       $1,971        $ 1,953
     Net properties including land........................       4,650        4,869          5,122
                                                                ------       ------         ------
     Total assets.........................................    $  6,048       $6,840        $ 7,075
                                                                ======       ======         ======
     Current and other liabilities........................    $  2,429       $2,253        $ 2,018
     Long-term debt.......................................       1,313        1,499          1,640
     Shareholders' equity:................................       2,306        3,088          3,417
                                                                ------       ------         ------
     Total liabilities and shareholders' equity...........    $  6,048       $6,840        $ 7,075
                                                                ======       ======         ======
  U.S. GAAP(2)
     Current and other assets.............................    $  1,292       $1,931        $ 1,696
     Net properties including land........................       4,611        4,830          6,302
                                                                ------       ------         ------
     Total assets.........................................    $  5,903       $6,761        $ 7,999
                                                                ======       ======         ======
     Current and other liabilities........................    $  2,376       $2,260        $ 2,361
     Long-term debt.......................................       1,284        1,469          1,628
     Shareholders' equity:................................       2,243        3,032          4,010
                                                                ------       ------         ------
     Total liabilities and shareholders' equity...........    $  5,903       $6,761        $ 7,999
                                                                ======       ======         ======

                       CANADIAN NATIONAL RAILWAY COMPANY
                      SELECTED CONSOLIDATED FINANCIAL DATA
                  (IN MILLIONS OF CDN$, EXCEPT PER SHARE DATA)

---------------
(1) In the fourth quarter of 1997, CN adopted retroactively new Canadian accounting principles for income taxes which resulted in a tax recovery of Cdn $708 million in 1996. There was no effect on the reported comparative figures for 1995.

(2) CN's consolidated financial statements, from which the data is derived, are prepared on the basis of Canadian Generally Accepted Accounting Principles ("GAAP"), which are different in some respects from U.S. GAAP, principally in the treatment of track replacement costs, foreign exchange, pension costs, loss on extinguishment of long-term debt, stock based compensation, joint ventures and reorganization of shareholders' equity. See Annex A -- Canadian/U.S. GAAP Financial Information.

(3) Certain figures previously reported for 1995 and 1996 have been reclassified to conform with the basis of presentation adopted in 1997.

10. SOURCE AND AMOUNT OF FUNDS.

     The total amount of funds required by Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $1.8 billion. Purchaser plans to obtain the necessary funds either through capital contributions or advances made directly or indirectly by Parent, by borrowing under the Credit Facilities referred to below or both. Parent has received a letter (the "Commitment Letter") dated February 9, 1998 from Goldman Sachs Canada Credit Partners Co. ("Goldman Canada"), Goldman Sachs Credit Partners L.P. ("Goldman Credit LP") and Bank of Montreal ("BMO" and, together with Goldman Canada and Goldman Credit LP, the "Lead Lenders") pursuant to which the Lead Lenders have severally committed to provide senior credit facilities (the "Credit Facilities") in an aggregate principal amount of up to $1.8 billion in the following respective percentages: Goldman Canada and Goldman Credit LP:
50% and BMO: 50%. All or a portion of the Credit Facilities may be syndicated either prior to or after the date of the first borrowing thereunder (the "Credit Facilities Closing Date"). A copy of the Commitment Letter is filed as an exhibit to the Schedule 14D-1 and incorporated herein by reference, and the following summary of the Credit Facilities is qualified in its entirety by reference thereto.

     The borrowers under the Credit Facilities will be Parent and a U.S. subsidiary of Parent (the "U.S. Borrower" and, together with Parent, the "Borrowers"). The Credit Facilities will consist of an $800 million term loan facility (the "Term Facility") and a $1 billion revolving credit facility (the "Revolving Facility"). Unless otherwise allocated by the Lead Lenders with the consent of Parent prior to the Credit Facilities Closing Date, 50% of the amount of each Credit Facility will be available to each of Parent and the U.S. Borrower. At the option of Parent, a portion of the Revolving Facility to be determined may be funded in Canadian Dollars. In addition, up to $200 million of the Revolving Facility will be available for letters of credit. Proceeds of borrowings under the Credit Facilities may be used to finance the Offer and the Merger, to pay related fees and expenses and, in the case of the Revolving Facility only, for general corporate purposes, including working capital purposes and commercial paper backstop.

     Borrowings under the Credit Facilities will mature, one year in the case of the Term Facility, or five years in the case of the Revolving Facility, from the Credit Facilities Closing Date, and will bear interest at a rate per annum equal to, at the option of the Borrowers, (i) the Eurodollar Rate plus a margin (the "Applicable Margin"), initially expected to be 0.275%, which will vary based on certain factors, including Parent's unsecured long term senior debt rating, (ii) the Base Rate and (iii) in the case of Revolving Facility borrowings in Canadian Dollars only, the Canadian Bankers Acceptance Rate plus the Applicable Margin; provided that during any period when more than 50% of the Credit Facilities are drawn, the Applicable Margin shall be increased by 0.05%. The Credit Facilities will also provide for a facility fee payable on the aggregate amount of the Revolving Facility (whether drawn or undrawn) and the aggregate outstanding principal amount of the loans under the Term Facility at a rate per annum that is initially expected to be 0.125% and that will vary based on certain factors, including Parent's unsecured long term senior debt rating. The Credit Facilities will contain certain negative covenants applicable to Parent and its subsidiaries, including, without limitation, restrictions on liens and mergers and acquisitions and the following financial covenants: maximum debt to total capitalization, minimum net worth and, solely if Parent's unsecured long term senior debt rating remains below a certain threshold, minimum fixed charge coverage.

     Borrowings under the Credit Facilities on the Credit Facilities Closing Date are subject to the satisfaction or waiver of certain conditions, including, without limitation: (i) the execution and delivery of definitive documentation with respect to the Credit Facilities, in form and substance reasonably satisfactory to the Lead Lenders, (ii) all conditions to the Offer having been satisfied without waiver or amendment, (iii) receipt of all necessary governmental and shareholder approvals (other than STB approval), and all material third-party approvals and (iv) repayment in full of indebtedness outstanding under existing revolving credit facilities of Parent and its subsidiaries and termination of commitments thereunder. All borrowings and issuances of letters of credit under the Credit Facilities, including borrowings on the Credit Facilities Closing Date, are subject to the satisfaction or waiver of certain conditions, including, without limitation: (i) the accuracy of representations and warranties, (ii) the absence of any default or event of default under the Credit Facilities and (iii) the nonoccurrence of any material adverse change.

     Amounts outstanding under the Credit Facilities will be guaranteed by all present and future material subsidiaries of Parent and by the other Borrower; provided that the Company and its subsidiaries will not be required to provide any such guarantees until permitted by law to do so. The terms of the Credit Facilities will provide that, while the Voting Trust is in effect, net proceeds generated from sales of Shares or from asset sales by the Company and its subsidiaries (subject to certain exceptions) and received by the Parent and its subsidiaries (other than any subsidiaries held through the Voting Trust) are to be applied first, to repay outstandings under the Term Facility and second to repay outstandings under the Revolving Facility and to reduce commitments thereunder, unless, in the case of the Revolving Facility, at the time of receipt of such proceeds Parent's unsecured long term senior debt rating is above a certain threshold and the commitments under the Revolving Facility do not exceed $700 million.

     Pursuant to the Commitment Letter, Parent has agreed to pay certain fees to the Lead Lenders, to reimburse the Lead Lenders for certain expenses and to provide certain indemnities, as is customary for commitments of the type described herein.

     Parent anticipates that the loans made to Parent and its subsidiaries under the Credit Facilities will be repaid from a variety of sources, including, without limitation, funds generated internally by Parent and its subsidiaries (including, following the Merger, funds generated by the Company and its subsidiaries), bank refinancings and the public or private sale of debt or equity securities. No final decisions have been made concerning the sources and methods Parent and its subsidiaries will employ to repay such indebtedness. Such decisions will be made and may be modified by Parent based on prevailing market conditions and such other factors as Parent may deem appropriate.

11. BACKGROUND OF THE OFFER; PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS WITH THE COMPANY.

     As Parent has previously disclosed, Parent's long-term strategy has been and continues to be to seek strategic alliances with key United States rail carriers.

     In February 1997, Mr. Gilbert H. Lamphere, the Chairman of the Company, and Mr. Paul M. Tellier, the President and Chief Executive Officer of Parent, began discussions concerning Parent's potential interest in pursuing a possible business combination or other alliance between the Company and Parent. Consistent with Parent's long-term strategy, Mr. Tellier indicated to Mr. Lamphere that Parent would be interested in pursuing discussions with the Company.

     In March 1997, Mr. Tellier and Mr. Michael J. Sabia, the Executive Vice President and Chief Financial Officer of Parent, met in Chicago with Mr. Lamphere, Mr. E. Hunter Harrison, the President and Chief Executive Officer of the Company, and Mr. Alexander P. Lynch, a director of the Company. The parties discussed recent developments in the North American railroad industry, including trends and opportunities with respect to the consolidation of the railroad industry in the United States. At this meeting the parties reviewed the ongoing development of their joint terminal facility in Chicago as well as their respective strategic plans and objectives. The parties agreed to continue their review of the potential benefits of various forms of business combinations between them.

     The parties rapidly concluded that to make a meaningful assessment of these benefits, they would need to exchange confidential information. On March 13, 1997, Parent and the Company entered into a joint confidentiality and standstill agreement (the "Confidentiality Agreement").

     During late March and April 1997, senior officers and advisors of Parent had a number of meetings and telephone conversations with senior officers of the Company and its financial advisor to discuss the merits of a potential strategic transaction. Detailed business reviews were undertaken by both companies and their advisors.

     In May 1997, senior management of Parent reviewed with the Strategic Planning Committee of Parent's Board of Directors, the evolution of the railroad industry in North America and the general outlines of a possible business combination with the Company. The Strategic Planning Committee concluded that it did not desire to pursue a business combination with the Company at that time, although it did not rule out such a transaction in the future. Parent so advised the Company.

     In July 1997, representatives of Parent inquired whether the Company would have any interest in resuming discussions regarding a possible business combination, and received a favorable response. Although no discussions were held at that time, during the late summer and fall of 1997 Parent continued to analyze the potential benefits of such a business combination. In November 1997, Mr. Tellier telephoned Mr. Lamphere to advise that, based on various circumstances, the Company was not prepared to pursue a transaction at that time, although Mr. Tellier stated that the issue could be re-examined later as such circumstances evolved. Neither party sent a formal notice terminating discussions pursuant to the Confidentiality Agreement.

     Discussions and meetings concerning a possible transaction resumed in December 1997 following a meeting among Mr. Sabia and Mr. Jean Pierre Ouellet, the Chief Legal Officer of Parent, and Messrs. Lamphere and Lynch. The parties agreed to renew discussions of a possible strategic transaction in January 1998.

     On January 6, 1998, Mr. Tellier and Mr. Lamphere met in Montreal to establish a basis for continuing discussions to seek to reach an agreement concerning a business combination and for proceeding with a due diligence review. Following the January 6, 1998 meeting, due diligence was commenced by both parties and their respective advisors. In addition, during early to mid-January there were various discussions between senior officers and advisors of Parent and senior officers, directors and advisors of the Company concerning the structure and terms of the transaction.

     On January 20, 1998, Parent informed the Company that it wished to pursue a transaction that included a cash tender offer for at least a majority of the Company's common stock, with some portion of the consideration in the back-end merger consisting of Parent Common Stock. There were several discussions between the parties with respect to the structure of the proposed transaction, the implications of the cash tender offer and the willingness of Parent to provide a collar arrangement to protect the value of the Parent Common Stock to be issued in a back-end merger.

     On January 22, 1998, the Board of Directors of the Company met and reviewed with the Company's management and financial and legal advisors the status and possible terms of the transaction as well as the status of negotiations.

     Following a number of discussions between the parties, on January 27, 1998, at a meeting in New York, representatives of Parent expressed their willingness to have Parent provide value protection within a specified range on the shares of Parent Common Stock that would be issued in the Merger depending on the number of shares of Parent Common Stock to be issued in the Merger. On January 28, 1998, the parties agreed that the aggregate stock consideration would not exceed 25% of the aggregate consideration to be paid in the transaction.

     During late January and early February 1998 meetings were held among the senior officers and financial and legal advisors of both companies to negotiate the terms of the Merger Agreement and the related documentation.

     On February 5, 1998, the Wall Street Journal and The Globe and Mail, a national daily Canadian newspaper, both reported that Parent and the Company were conducting discussions with respect to a business combination that would pay the Company's stockholders 75% cash and 25% stock with a value in the high $30s per Share. Parent and the Company each issued releases confirming the accuracy of these reports.

     On February 6 and 7, 1998, Mr. Tellier and Mr. Lamphere met in Montreal to discuss various outstanding issues. Intensive discussions regarding the Merger Agreement and related agreements continued among the parties and their advisors through February 10, 1998.

     The Company's Board of Directors held a special meeting on February 8, 1998, when presentations from senior management of the Company and the Company's financial and legal advisors were made regarding a possible transaction between the Company and Parent.

     At a special meeting held on February 10, 1998, the Board of Directors of Parent reviewed the transaction and, following presentations by senior officers and financial and legal advisors of Parent, unanimously approved the terms and conditions of the Merger Agreement and the related documentation.

     The Board of Directors of the Company, at a special meeting held on February 10, 1998, unanimously approved the terms and conditions of the Merger Agreement and the related documentation.

     On February 10, 1998, the parties executed the Merger Agreement and publicly announced the strategic combination.

  Certain Operating Relationships

     The Company and GTW are parties to a terminal services agreement dated February 21, 1996 (the "Terminal Services Agreement") whereby Parent and GTW have use of a new intermodal terminal in Chicago built by the Company. The new terminal has higher through-put and expansion capabilities than the facility previously used by Parent. Under the Terminal Services Agreement, the Company also performs certain services for GTW at the new intermodal terminal in connection with GTW's Container-on-Flat-Car and Trailer-on-Flat-Car business in Chicago.

     Under a certain trackage agreement, GTW has been granted trackage rights to move its traffic over certain rail properties of the Company for a fee computed per car-mile. GTW and ICRR also have a detour agreement that permits either railroad to use the other's tracks in certain emergencies, for a fee computed on a train-mile basis. GTW and ICRR are also parties to certain agreements governing interchange of railcars between them in the Chicago area, and under which ICRR performs certain switching, classification, and other services with respect to cars interchanged to or from GTW in Chicago. GTW and ICRR are parties to a multilateral car pooling agreement, under which each railroad member of the pool has use of refrigerator cars contributed to the pool by itself and other pool members, and have an agreement setting compensation for use by GTW of ICRR intermodal equipment. In 1997, approximately $8.3 million was paid under the Terminal Services Agreement for rent and locomotive fuel and servicing. None of the payments made with respect to any other transaction exceeded one percent of the Company's consolidated revenues in each such period.

     Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent or Purchaser, or their respective subsidiaries, or, to the best knowledge of Parent or Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets.

12. PURPOSE OF THE OFFER AND MERGER; PLANS FOR THE COMPANY.

     The purpose of the Offer is for Parent, through Purchaser, to acquire a majority equity interest in the Company as a first step in consummating a business combination between Parent and the Company. The purpose of the Merger is for Parent to acquire all Shares not purchased pursuant to the Offer and thereby accomplish the business combination of Parent and the Company.

     Under Delaware law, the approval of the Company's Board and the affirmative vote of the holders of a majority of the outstanding Shares is required to adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board of Directors of the Company has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby (subject to directors' fiduciary duties), and the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. Accordingly, if the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause (through the Voting Trustee) the adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other stockholder.

  Plans for the Company

     Upon consummation of the Merger, the combination of Parent and the Company will create the fifth largest railway in North America, based on 1997 annual revenues of Cdn$5.3 billion (U.S.$3.7 billion) The Surviving Corporation will have approximately 18,700 route miles in Canada and the United States and 24,600 employees.

     The Merger is expected to yield new single-line service routes between North-South markets that are expected to result in more frequent and reliable service. Parent and the Company note that the combined strengths of the companies would include a seamless North-South network from all major markets in Canada through Chicago and Detroit to the Gulf of Mexico, positioning the Surviving Corporation along a trade corridor which had 1997 annual rail revenues of over $5 billion; the ability to capitalize on the liberalization of trade among Canada, the United States and Mexico; and expedited, more reliable and more efficient single line service that will free up assets, increase rail car availability and reduce switching between the two railways.

     Effective upon consummation of the Offer, and subject to the rules, regulations and practices of the STB, the Company shall have taken all action necessary to cause an individual, who shall be identified as a suitable candidate by Parent prior to the consummation of the Offer and who shall be independent of Parent and reasonably satisfactory to the Board of Directors of the Company, to be appointed to the Board of Directors of the Company immediately following the resignations of Messrs. Gilbert H. Lamphere and Alexander P. Lynch from the Board of Directors of the Company.

     Effective upon consummation of the Offer, Parent shall have taken all action necessary to appoint E. Hunter Harrison to the position of Chief Operating Officer of Parent and to cause Messrs. Gilbert H. Lamphere and Alexander P. Lynch to be elected to serve on its Board of Directors. In addition, either Mr. Lamphere or Mr. Lynch will have the right (and Parent will take all necessary action to cause Mr. Lamphere or Mr. Lynch) to be appointed to serve on the Strategic

Planning Committee, the Audit and Finance Committee, the Human Resources Committee and the Corporate Governance Committee of such Board of Directors, it being understood that no more than one of such individuals will have the right to be appointed to any one of such committees, and such individuals shall be entitled to determine on which such committees they elect to be appointed.

     Except as noted in this Offer to Purchase, neither Parent nor Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a reorganization, liquidation, relocation of operations, or sale or transfer of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's corporate structure or business.

13. THE MERGER AGREEMENT; OTHER AGREEMENTS.

     THE MERGER AGREEMENT

     THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT. THE SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT WHICH IS FILED AS AN EXHIBIT TO THE SCHEDULE 14D-1. TERMS NOT OTHERWISE DEFINED HEREIN OR IN THE FOLLOWING SUMMARY SHALL HAVE THE MEANINGS SET FORTH IN THE MERGER AGREEMENT. STOCKHOLDERS ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY.

     The Offer. The Merger Agreement provides for the commencement of the Offer as promptly as reasonably practicable, but in no event later than five business days after the public announcement of the terms of the Merger Agreement. The Merger Agreement also provides that the obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction or waiver of the Minimum Condition and certain other conditions that are described in Section 16. Pursuant to the Merger Agreement, Purchaser reserves the right to waive any or all of the conditions to the Offer, to extend the Offer if any conditions to the Offer are not satisfied and to make any change in the terms or conditions of the Offer. However, other than as provided below in "Alternative Transaction Structures", Purchaser has agreed in the Merger Agreement that, without the prior written consent of the Company, Purchaser will not make any waiver or change to the Offer which (i) increases or decreases the number of Shares sought in the Offer, (ii) changes the form of consideration to be paid or decreases the price per Share, (iii) waives the Minimum Condition, (iv) waives the conditions set forth in paragraphs (a), (b) or (e) of Section 16, (v) waives the condition relating to the expiration of the waiting period (if any) under the HSR Act or the receipt of a favorable informal advisory opinion from the STB, (vi) is adverse to the holders of Shares or modifies any of the conditions to the Offer or (vii) imposes any conditions to the Offer in addition to those set forth in Section 16. Parent has agreed in the Merger Agreement that if the Offer shall not have been consummated by its scheduled expiration due to the failure to satisfy (i) any of the conditions to the Offer set forth in paragraphs (a) or (b) of Section 16, (ii) the condition to the Offer relating to expiration of the waiting period under the HSR Act or
(iii) the condition relating to the receipt of the favorable informal advisory opinion from the STB staff, Parent will, at the request of the Company, cause Purchaser to extend the Offer for a period of up to twenty business days.

     The Merger Agreement also provides that, subject to the terms and conditions of the Offer (including, without limitation, the Minimum Condition) and the terms of the Merger Agreement, Parent shall provide or cause to be provided the funds to Purchaser and Purchaser shall accept for payment and pay for, as promptly as practicable after the Expiration Date, all Shares validly tendered and not withdrawn pursuant to the Offer that Purchaser is obligated to purchase. Simultaneous with the purchase of Shares pursuant to the Offer, the Shares will be deposited in the Voting Trust in accordance with the terms and conditions of the Voting Trust Agreement described below.

     Alternative Transaction Structures. Notwithstanding anything to the contrary set forth thereunder, the Merger Agreement provides that if the Minimum Condition has not been satisfied prior to the scheduled expiration of the Offer (as such Offer may have been extended pursuant to the

Merger Agreement), Purchaser has the right at its option to extend the Offer for a period of up to twenty business days. If, at the scheduled expiration of the Offer (as such date may have been extended by Purchaser as contemplated by the preceding sentence), the Minimum Condition has not been satisfied, then (unless the parties otherwise agree) at Parent's election either (a) Purchaser shall amend the terms of the Offer by increasing the number of Shares sought in the Offer to all of the outstanding Shares, subject to the conditions set forth above in "The Offer", in which event the Merger Agreement shall be modified to provide that (i) each Share outstanding immediately prior to the Effective Time (other than those Shares held by the Company as treasury stock or owned by Parent or any subsidiary of Parent) shall be converted into the right to receive an amount of cash equal to $39.00, (ii) the date on which the Merger Agreement may be terminated by Parent or the Company if the Offer has not then been consummated shall be extended by the same number of business days as the number of business days by which Purchaser has extended the Offer as contemplated by this clause (a), (iii) references to the Investment Commitment Agreements shall be deleted, (iv) if the conditions set forth in Section 253 of the DGCL are satisfied, and subject to the terms of the Voting Trust Agreement, Parent shall cause the trustee of the Voting Trust to effect the Merger pursuant to Section 253 of the DGCL and Parent, Purchaser and the Company will use all reasonable best efforts to satisfy the requirements of Section 253 of the DGCL and (v) certain other provisions of the Merger Agreement shall be modified to reflect such amendment to the terms of the Offer, or (b) Purchaser shall terminate the Offer and Purchaser and the Company shall proceed with the Merger, in accordance with the Merger Agreement, in which event the terms and conditions of the Merger Agreement shall be modified to provide that (i) references to the Offer in the Merger Agreement shall be deleted, (ii) the appointments of Messrs. Lamphere and Lynch to the Board of Directors of Parent and Mr. E. Hunter Harrison to the position of Chief Operating Officer of Parent shall take effect at the Effective Time and not at consummation of the Offer and (iii) certain other provisions of the Merger Agreement, primarily the provisions relating to termination and the conditions to the obligations of the Parent, Purchaser and the Company to consummate the Merger, shall be modified to reflect the fact that the Offer has been terminated.

     The Merger. The Merger Agreement provides that as soon as practicable after all conditions to the Merger set forth therein have been satisfied or, to the extent permitted thereunder, waived, Purchaser will be merged with and into the Company in accordance with the DGCL. As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation and will become an indirect wholly-owned subsidiary of Parent. From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Purchaser, all as provided under the DGCL.

     Conversion of Shares. The Merger Agreement provides that, except as provided above in "Alternative Transactions", at the Effective Time, (i) each Share held by the Company as treasury stock or owned of record or beneficially by Parent or any subsidiary of Parent immediately prior to the Effective Time (including the Shares held in the Voting Trust) shall be canceled, and no payment shall be made with respect thereto; (ii) each share of common stock of Purchaser outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation and each such share shall be deposited in the Voting Trust; and
(iii) if Purchaser shall have purchased, pursuant to the Offer, an aggregate of 46,051,761 Shares, each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided, be converted into the right to receive that number of duly authorized, validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the fraction obtained by dividing $39.00 by the Parent Average Closing Price (the "Stock Consideration"). "Parent Average Closing Price" is defined in the Merger Agreement as the average closing price of the Parent Common Stock on the NYSE for the twenty trading day period ending on the second trading day prior to the date of the Effective Time; provided that if such average closing price is less than $43.00 then the Parent

Average Closing Price shall be $43.00 and if such average closing price is greater than $64.50 then the Parent Average Closing Price shall be $64.50. If Purchaser shall have purchased, pursuant to the Offer, an aggregate of less than 46,051,761 Shares, each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive (A) a number of shares of Parent Common Stock equal to the fraction obtained by dividing $39.00 by the Parent Average Closing Price, multiplied by (2) the Stock Proration Factor; and
(B) cash in an amount equal to the product of (1) 1 minus the Stock Proration Factor (the "Reciprocal Stock Proration Factor"), multiplied by (2) $39.00. The "Stock Proration Factor" is defined in the Merger Agreement as a fraction, of which the numerator shall be the Stock Number and the denominator shall be the total number of Shares outstanding as of the Effective Time, minus the number of Shares purchased by Purchaser pursuant to the Offer. The "Stock Number" shall be 15,350,586, plus any Shares issued after the date of the Merger Agreement in accordance with the Merger Agreement.

     The Merger Agreement provides that if prior to the Effective Time, Parent or the Company (as the case may be) should, (after obtaining the consent of the other party) split, combine or otherwise reclassify the Parent Common Stock or the Shares, or pay a stock dividend or other stock distribution in Parent Common Stock or Shares, or otherwise change the Parent Common Stock or Shares into any other securities, or make any other such stock dividend or distribution in capital stock of Parent or the Company in respect of Parent Common Stock or Shares, respectively, then the Stock Consideration will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

     In lieu of any fractional share of Parent Common Stock, Parent will pay to each former stockholder of the Company who would otherwise be entitled to receive such a fractional share an amount in cash determined by multiplying the average closing price of Parent Common Stock on the NYSE for the five trading day period prior to the Effective Time (the "Parent Average Price") by the fraction of a share of Parent Common Stock to which such stockholder would otherwise have been entitled.

     No Appraisal Rights. The Merger Agreement states that in accordance with Schwabacher v. United States, 334 U.S. 182 (1948), stockholders of the Company shall not have any appraisal or like rights; provided, however, that if the STB or a court of competent jurisdiction determines that appraisal rights are available to holders of Shares, then such holders shall be provided with appraisal rights in accordance with the DGCL to the extent required under the DGCL. The Company has agreed to give Parent prompt notice of any demands received by the Company for appraisal of Shares and the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company has agreed not to make any payment with respect to, or settle or offer to settle, any such demands or as otherwise required by applicable law.

     Stock Options. To the extent permitted under the rules, regulations and practices of the STB and consistent with the application of applicable Canadian securities laws and the rules and regulations of relevant stock exchanges, the Board of Directors of Parent and the Company shall adopt such resolutions or take such other actions as may be required to adjust the terms of each outstanding employee or director stock option to purchase Shares granted under any employee or director stock option or compensation plan or arrangement ("Options"), as necessary to provide that, at the Effective Time each Option outstanding immediately prior to the Effective Time shall be:

          (i) if Purchaser shall have purchased, pursuant to the Offer, an aggregate of 46,051,761 shares, amended and converted into options ("Parent Options") to acquire, on the same terms and conditions as were applicable under such Options (except that such Parent Options shall (other than as provided in "Treatment of the Company Employees and Directors" below) be fully vested), a number of shares of Parent Common Stock determined by multiplying the number of Shares subject to such Option by the Exchange Ratio, rounded up to the nearest whole share of Parent Common Stock, at a price per share equal to (y) the aggregate exercise price for the

     Shares subject to such Option, divided by, (z) the number of shares of Parent Common Stock subject to such Parent Option;

          (ii) if Purchaser shall have purchased, pursuant to the Offer, an aggregate of less that 46,051,761 Shares, amended and converted into:
     Parent Options to acquire, on the same terms and conditions as were applicable under such Options (except that such Parent Options shall (other than as provided in "Treatment of the Company Employees and Directors" below) be fully vested), a number of shares of Parent Common Stock determined by multiplying the number of Shares subject to such Option by the Exchange Ratio and the Stock Proration Factor, rounded up to the nearest whole share of Parent Common Stock, at a price per share equal to
     (x) the aggregate exercise price for the Shares subject to such Option, multiplied by (y) the Stock Proration Factor, and divided by, (z) the number of shares of Parent Common Stock subject to such parent Option, and an additional Parent Option to purchase a number of shares of Parent Common Stock determined as follows: the Reciprocal Stock Proration Factor, multiplied by the number of Shares subject to such Option, multiplied by $39.00, and divided by the Parent Average Price, rounded up to the nearest whole share of Parent Common Stock, at a price per share equal to (a) the aggregate exercise price for the Shares subject to such Option, multiplied by (b) the Reciprocal Stock Proration Factor, and divided by (c) the number of shares of Parent Common Stock subject to such Parent Option; or

          (iii) in the event that Parent elects to tender for all of the Shares, amended and converted into a Parent Option to purchase a number of shares of Parent Common Stock determined as follows: (1) the number of Shares subject to such Option, multiplied by (2) $39.00, and divided by (3) the Parent Average Price, rounded, if necessary, up to the nearest whole shares of Parent Common Stock, at a price per share equal to (a) the aggregate exercise price for the Shares subject to such Option, divided by (b) the number of shares of Parent Common Stock subject to such Parent Option.

     The Surviving Corporation. The Merger Agreement provides that the certificate of incorporation and bylaws of the Company shall be amended as set forth in Exhibits B and C to the Merger Agreement, respectively, and as so amended shall be the certificate of incorporation and bylaws of the Surviving Corporation, respectively. The Merger Agreement also provides that except as set forth therein, the directors of the Company as of the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until they otherwise cease to be directors of the Surviving Corporation and the officers of the Company as of the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until they otherwise cease to be officers of the Surviving Corporation. Effective upon consummation of the Offer, the Company anticipates appointing Mr. John D. McPherson as the Chief Executive Officer and a director of the Company.

     Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent with respect to, among other things, its existence and power, qualification, corporate and governmental authorization, non-contravention, subsidiaries, capital structure, public filings, financial statements, employee benefit plans, compliance with laws, absence of undisclosed material liabilities, absence of certain changes, absence of litigation, labor matters, taxes, finder's fees, takeover statutes, rights plans, environmental compliance, and receipt of financial advisors' written opinions. In the Merger Agreement, Parent and Purchaser have made customary representations and warranties to the Company with respect to, among other things, their existence and power, qualification, corporate and governmental authorization, non-contravention, subsidiaries, capital structure, public filings, financial statements, employee benefit plans, compliance with laws, absence of undisclosed material liabilities, absence of certain changes, absence of litigation, labor matters, taxes, finder's fees, environmental compliance, sufficiency of funds, and ownership of Company Common Stock.

     Covenants. The Merger Agreement contains various customary covenants of the parties thereto. A description of these covenants follows:

     Conduct of Business. Except as otherwise expressly set forth in the Merger Agreement, during the period from the date of the Merger Agreement through the date of STB approval or exemption of the Merger (the "Control Date"), the Company shall, and shall cause each of its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, shall use their reasonable best efforts to preserve intact their current business organizations, use their reasonable best efforts to keep available the services of their current officers and of their key employees as a group and use their reasonable best efforts to preserve their relationships with those persons having business dealings with them. The Company, in conducting its business and operations, shall have due regard for the interests of the holders of the Trust Certificates, as investors in the Company, determined without reference to such holders' interests in railroads other than the Company or its subsidiaries. Except as set forth in the Merger Agreement or as set forth in a disclosure schedule thereto or as required to implement the Rights Plan (as defined below) in accordance with and subject to clause (ii) hereof, without limiting the generality of the foregoing, from the date of the Merger Agreement through the Control Date, the Company has agreed that it will not, and will not permit any of its subsidiaries to (without the prior written consent of Parent): (i) other than dividends and distributions (including liquidating distributions) by a direct or indirect wholly-owned subsidiary of the Company to its parent and other than regular quarterly cash dividends of $0.23 per share with respect to the Shares, (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock (except as contemplated by clause (ii) below), (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem, retire or otherwise acquire any shares of its capital stock or the capital stock of any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; provided that, following the Effective Time, subject to applicable legal restrictions and financial covenants contained in instruments relating to outstanding indebtedness, the Company will not decrease the aggregate amount of dividends and other distributions in respect of its outstanding capital stock from the level paid immediately prior to the Merger; (ii) issue, deliver, sell, pledge or otherwise encumber any Company Securities or any Subsidiary Securities or any securities convertible into, or any rights, warrants or options to acquire, any such Company Securities or any Subsidiary Securities, in each case, other than (x) pursuant to the exercise of existing stock options, (y) grants of stock options and other stock-based employee benefits prior to the Effective Time in the ordinary course of business consistent with past practice and issuances pursuant thereto or (z) securities issued by a direct or indirect wholly-owned subsidiary of the Company to the Company or a direct or indirect wholly-owned subsidiary of the Company; provided that if any Person shall have announced an Acquisition Proposal, the Company will have the right, prior to the consummation of the Offer, to implement a shareholder rights plan (the "Rights Plan"), but only so long as such rights plan contains provisions reasonably satisfactory in form and substance to Parent to exempt the Merger Agreement and the transactions to be effected pursuant to the Merger Agreement from the plan and to assure that the Merger Agreement and the transactions to be effected pursuant to the Merger Agreement will not trigger such rights plan; (iii) adopt, propose or agree to any amendment to its (or any of its subsidiary's) certificate of incorporation, by-laws or other comparable organizational documents; (iv) (A) without the prior written consent of Parent, sell, lease, license, mortgage or otherwise encumber, voluntarily subject to any Lien or otherwise dispose of any rail lines or rights of way, it being understood that nothing contained in this clause (A) shall prevent either the sale or disposition of rail stock in the ordinary course of business or the movement of such rail stock within the Company's rail system; provided, that if the Company requests in writing that it be permitted to engage in a transaction that requires Parent's consent under this clause (A) and Parent does not respond within 20 days of receipt of such request, the

Company shall be permitted to engage in such transaction; and provided further, that this clause (A) shall not apply with respect to any transaction entered into prior to the date of the Merger Agreement; or (B) sell, lease, license, mortgage or otherwise encumber, voluntarily subject to any Lien or otherwise dispose of any of its properties or assets (excluding rail lines or rights of way), other than (x) leases or licenses or railroad equipment and property in the ordinary course of business consistent with past practice or (y) transactions in the ordinary course of business consistent with past practice and not exceeding in the aggregate $30,000,000 on an annual basis; (v) make or agree to make any acquisition (including through a leasing arrangement) (other than of inventory and rolling stock in the ordinary course of business) or capital expenditure in excess of $50,000,000 in the aggregate annually except as specified on a schedule to the Merger Agreement or pursuant to agreements and commitments entered into prior to the date of the Merger Agreement and previously made available to Parent; (vi) incur any indebtedness for borrowed money or guarantee any such indebtedness other than intercompany indebtedness except for (i) borrowings under existing credit facilities, replacements therefor and refinancings thereof or (ii) other borrowings in the ordinary course of business consistent with past practice; provided that aggregate borrowings under clauses (i) and (ii) do not exceed $200,000,000; (vii) except for loans, advances, capital contributions or investments (x) specified on a schedule to the Merger Agreement or (y) made in the ordinary course of business consistent with past practice and not exceeding $15,000,000 on an annual basis, make any loans, advances or capital contributions to, or investments in, any other Person (other than, in the case of the Company, to the Company or any of its subsidiaries or, in the case of the Railroad Subsidiaries, to a Railroad Subsidiary or any subsidiary of a Railroad Subsidiary, as the case may be);
(viii) except for elections that are required by law or are consistent with past practice, make any tax election; (ix) other than payments with respect to judgments, pay, discharge, settle or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge, settlement or satisfaction of claims, liabilities or obligations (A) in the ordinary course of business consistent with past practice or in accordance with their terms, (B) reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company filed with the SEC prior to the Effective Time or (C) incurred since the date of such financial statements in the ordinary course of business consistent with past practice and with the Merger Agreement; provided that with respect to clause (C) none of such payments, discharges, settlements or satisfaction shall in any event exceed $15,000,000; (x) except (i) as otherwise provided in a schedule to the Merger Agreement or (ii) in the ordinary course of business consistent with past practice (it being understood that the taking by the Company or any of its subsidiaries of any of the actions described in this paragraph (x) with respect to a contract involving annual payments of more than $10,000,000 shall not be in the ordinary course of business), enter into any contract or agreement involving annual payments of more than $5,000,000, modify or amend in any material respect or terminate any such contract or agreement to which the Company or any of its subsidiaries is a party, or waive, release or assign any rights or claims under any contract or agreement that are significant to such contract or agreement; provided that in entering into contracts in the ordinary course of business, each of the Company and its subsidiaries shall act entirely in its own interest as an independent enterprise; (xi) make any material change to its accounting methods, principles or practices, except as may be required by United States generally accepted accounting principles; (xii) except (a) for arrangements entered into in the ordinary course of business consistent with past practice,
(b) as contemplated by the Merger Agreement or (c) as required by applicable law, enter into, adopt or materially amend or change the funding or accrual practices of any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements of or for the benefit or welfare of any employee of the Company or any of its subsidiaries (or any other Person for whom either the Company or any of its subsidiaries will have liability), or (except for normal increases in the ordinary course of business that are consistent with past practices) materially increase in any manner the compensation or fringe benefits of any employee of the Company or any of its subsidiaries (or any other Person for whom the Company or any of its subsidiaries will have liability) or pay any material benefit not required by any existing plan and arrangement (including the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; (xiii) enter into any agreement containing any provision or covenant (x) limiting in any respect the ability to compete with any Person which would bind the Company or any of its subsidiaries or any successor or (y) granting any concessions or rights to any railroad or other Person with respect to the use of any rail lines, yards or other fixed railroad property of the Company or its subsidiaries (whether through divestiture of lines, the grant of trackage or haulage rights or otherwise) in each case other than in the ordinary course of business consistent with past practice; or (xiv) authorize or commit or agree to take any of the foregoing actions.

     Pursuant to the Merger Agreement, from the date of the Merger Agreement until the Effective Time, Parent and its subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date of the Merger Agreement until the Effective Time: (a) Parent will not adopt or propose any change in its articles of incorporation or bylaws; (b) Parent will not, and will not permit any subsidiary to take any action that would make any representation and warranty of Parent under the Merger Agreement inaccurate in any material respect at, or as of any time prior to, the Effective Time; (c) prior to the Effective Time, other than regular quarterly cash dividends not to exceed Cdn $0.265 per share with respect to Parent Common Stock, Parent will not (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares in its capital stock; (d) Parent will not, and will not permit any subsidiary of Parent to, sell, lease, license, mortgage or subject to Lien or otherwise dispose of any of its properties or assets, other than transactions in the ordinary course of business, including dispositions that are part of Parent's rationalization plan or transactions not exceeding in the aggregate $200,000,000; (e) except as set forth on a schedule to the Merger Agreement, Parent will not, and will not permit any subsidiary of Parent to, enter into any contract or arrangement or otherwise take any action that could reasonably be expected to materially delay or otherwise interfere with the consummation of the Offer or Merger; and (f) Parent will not, and will not permit any subsidiary to, agree or commit to do any of the foregoing.

     Other Offers. The Company agrees (i) that neither the Company nor any Company subsidiary shall, and it shall direct and use its reasonable best efforts to cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any Company subsidiary) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) or any indication of interest, with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or any Company Subsidiary, (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person, relating to an Acquisition Proposal, or afford access to the properties, books or records of the Company or any Company subsidiary to any Person that may be considering making or has made or has stated an intention to make, an Acquisition Proposal, or release any third party from any obligations under any existing standstill agreement or arrangement, or enter into any agreement with respect to an Acquisition Proposal; (ii) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing; and (iii) that it will notify Parent (including in such notification the identity of the third party making inquiries or proposals, requesting information or access or seeking to initiate or continue negotiations or discussions, as the case may be) with reasonable promptness (but in no event later than 24 hours thereafter) if any such inquiries or proposals are received by, any such information or access is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it. Notwithstanding the foregoing, the Company or its Board of Directors may (x) take any action required to comply with Rule 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal or, prior to the earlier of (A) consummation of the Offer or (B) the adoption of the Merger Agreement by the stockholders of the Company, (y) take any action as contemplated under clause (e) of "Termination", below or (z) directly or indirectly, furnish non-public information and access to, and may participate in discussions and negotiations with, any Person in response to an unsolicited bona fide Acquisition Proposal, if the Board of Directors of the Company has concluded in good faith, based on the advice of outside counsel, that such action is reasonably necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law; except that (with respect to clauses (y) and (z) hereof) prior to furnishing non-public information and access to, or participating in discussions or negotiations with, such Person, the Company receives from such Person an executed confidentiality and standstill agreement with terms not in the aggregate less favorable to the Company than those contained in the Confidentiality Agreement (it being understood that the Company may enter into a confidentiality agreement without a standstill provision or with a standstill provision less favorable to the Company provided that it waives or similarly modifies the standstill provision in the Confidentiality Agreement); provided further, that at least 48 hours prior to the entry into or announcement of an intention to enter into a definitive agreement with respect to an Acquisition Proposal, the Company shall have provided written notice to Parent advising Parent of its intention to enter into a definitive agreement with respect to an Acquisition Proposal and specifying the material terms and conditions of such Acquisition Proposal. Within such 48 hour period, Parent may propose an improved transaction.

     Registration Rights. The Company shall, at Parent's request, at any time and from time to time within three years after the termination of the Merger Agreement, as expeditiously as possible prepare and file up to three registration statements under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all securities that have been deposited in the Voting Trust by Parent, in accordance with the intended method of sale or other disposition stated by Parent, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision; and the Company shall use its reasonable best efforts to qualify such securities under any applicable state securities laws. Parent agrees to use reasonable efforts to cause, and to cause any underwriters of any sale or other disposition to cause, any sale or other disposition pursuant to such registration statement to be effected on a widely distributed basis. The Company shall use reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefore, and to keep such registration statement effective for such period not in excess of 180 calendar days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of the Company thereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 60 calendar days in the aggregate with respect to any registration statement if the Board of Directors of the Company shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect the Company. Any registration statement prepared and filed under this provision, and any sale covered thereby, shall be shared equally by the Company and Parent except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Parent's counsel related thereto. Parent shall provide all information reasonably requested by the Company for inclusion in any registration statement to be filed hereunder. If, during the time periods referred to in the first sentence of this paragraph, the Company effects a registration under the Securities Act of the Company's securities for its own account or for any other of its stockholders (other than on form S-4 or form S-8, or any successor form), it shall allow Parent the right to participate in such registration, and such participation shall not affect the obligation of the Company to effect demand registration statements for Parent under this section; provided that, if the managing underwriters of such offering advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering, the Company shall include the securities requested to be included therein by Parent pro rata with the securities intended to be included therein by the Company. In connection with any registration pursuant contemplated by this paragraph, the Company and Parent shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification, and contribution in connection with such registration. This provision applies also to the Company's Railroad Subsidiaries.

     Antitakeover Statutes. Subject to the fiduciary duties of the Board of Directors of the Company under applicable law, if any takeover statute is or may become applicable to the transactions contemplated hereby, the Company and its Board of Directors shall use all reasonable efforts to grant such approvals and to take such actions as are necessary so that the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any takeover statute on any of the transactions contemplated by the Merger Agreement.

     Director and Officer Liability. The Merger Agreement provides that Parent shall cause the Surviving Corporation, for a period of six years after the Control Date, (i) to maintain in effect in its certificate of incorporation and by-laws the current provisions regarding the elimination of liability of directors and indemnification of and advancement of expenses to officers, directors, employees and agents currently contained in the certificate of incorporation and by-laws of the Company and (ii) to maintain the existing indemnification agreements covering such directors and officers of the Company; provided that such indemnification agreements shall be subject to any limitation imposed from time to time under applicable law. For six years after the Control Date, the Merger Agreement provides that Parent will cause the Surviving Corporation to maintain the officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Control Date covering each such Person currently covered by the Company's officers' and directors' liability insurance or a substitute policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement, provided that, in satisfying such obligation, Parent shall not be obligated to cause the Surviving Corporation to pay premiums in excess of 200% of the amount per annum the Company paid in its last full fiscal year; provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

     Listing. Parent shall use all reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, Toronto Stock Exchange and the other national securities exchanges on which the Parent Common Stock is traded, subject, in each case, to official notice of issuance, prior to the Effective Time.

     Reasonable Best Efforts. Pursuant to the terms and conditions of the Merger Agreement, each party to the Merger Agreement will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the Merger Agreement.

     STB Approval. Pursuant to the Merger Agreement, Parent on the one hand and the Company on the other shall, and each shall cause its subsidiaries to, subject to the following sentences, cooperate with one another to prepare and present to the STB, as soon as practicable, all filings and other presentations in connection with seeking any STB approval, exemption or other authorization necessary to consummate the transactions contemplated by the Merger Agreement, prosecute such filings and other presentations with diligence, diligently oppose any objections to, appeals from or petitions to reconsider or reopen any such STB approval by Persons not party to the Merger

Agreement, and take all such further action as in the reasonable judgment of Parent and the Company may facilitate obtaining a final order or orders of the STB approving such transactions consistent with the Merger Agreement and the transactions contemplated therein. Subject to consultations with the Company and after giving good faith consideration to the views of the Company, Parent shall have final authority over the development, presentation and conduct of the STB case, including over decisions as to whether to agree to or acquiesce in conditions. The Company shall take no regulatory or legal action in connection with the STB without Parent's consent.

     Public Announcements. The Merger Agreement provides that Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to the Merger Agreement and the transactions contemplated thereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

     Dividends. The Merger Agreement provides that after the date of the Merger Agreement, each of Parent and the Company shall coordinate with the other the payment of dividends with respect to the shares of Parent Common Stock and the Shares and the record dates and payment dates relating thereto, it being the intention of the parties thereto that holders of shares of Parent Common Stock and Shares shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their Parent Common Stock and/or Shares or any shares of Parent Common Stock that any such holder receives in exchange for Shares in connection with the Merger.

     Auditors' Letters. The Merger Agreement provides that the Company and Parent each shall use all reasonable best efforts to cause to be delivered to the other party and such other party's directors a letter of its independent auditors, dated the date on which the Form F-4 (described below)shall become effective, and addressed to the other party and such other party's directors, in form and substance customary for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Form F-4.

     Treatment of Company Employees and Directors. In addition to continuing existing compensation and benefits programs for Company employees, Parent and the Company have agreed that a bonus pool of $5 million will be created by the Company to provide bonuses aimed at retaining key employees of the Company after the Merger. As a result of the transactions contemplated by the Merger Agreement, a number of executive officers of the Company who are covered by existing Employment Security Agreements will be entitled to receive between two and three years of severance benefits (depending on job grade) if, within two years, their employment is terminated by the Company without cause or they resign with good reason. Under the Merger Agreement Parent and the Company have agreed to take measures to amend the Employment Security Agreements so that the covered executives will be entitled to additional gross-up payments to reimburse them for any "golden parachute" excise taxes imposed following a termination of their employment in these circumstances. The Merger Agreement also provides that the Company's Director Retirement Plan will be terminated as of the Control Date and the directors will be paid the benefits they have accrued thereunder, subject to their right to elect to defer those payments.

     Treatment of Company Stock Options and Restricted Stock Awards. Prior to the Offer all outstanding employee and director stock options and restricted stock awards to purchase Shares granted under any employee or director stock option or compensation plan or arrangement of the Company (except certain director options) will become fully exercisable. Parent and the Company have agreed to develop a procedure to permit the holders of options to exercise such options and tender the underlying Shares in the Offer. Any employee or director options which are not exercised prior to the Merger will be converted into Parent Options as described in "Stock Options" above.

     Preparation of the Form F-4; Proxy Statement; Stockholders' Meeting. The Merger Agreement provides that as soon as practicable following the date of the Merger Agreement, the Company and Parent shall prepare and file with the SEC the Form F-4 pursuant to the Securities Act, which will include the Company's proxy or information statement. Parent will make all necessary filings with Canadian securities authorities and relevant Canadian stock exchanges with respect to the Parent Common Stock to be issued in connection with the Merger. Each of the Company and Parent shall use its reasonable best efforts to have the Form F-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use its reasonable best efforts to cause the Company proxy statement or information statement to be mailed to its stockholders as promptly as practicable after consummation of the Offer and effectiveness of the Form F-4 under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock pursuant to the Merger Agreement and the Company shall furnish all information concerning the Company and the holders of the Shares as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form F-4 or the proxy or information statement will be made by a party without providing the other party the opportunity to review and comment thereon. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form F-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Form F-4 or the Company proxy or information statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company and if applicable, Parent.

     Upon consummation of the Offer and the effectiveness of the Form F-4, the parties understand that, pursuant to the Voting Trust Agreement, the trustee of the Voting Trust will effect the approval of the stockholders of the Company of the Merger Agreement by taking action by written consent of the stockholders of the Company in lieu of calling a meeting of stockholders pursuant to, and in accordance with, the requirements set forth in Section 228 of the DGCL or, if a meeting of stockholders of the Company is required, to vote the Shares held in the Voting Trust in favor of the adoption of the Merger Agreement at such meeting.

     Conditions of the Offer.  See Section 16.

     Conditions to the Merger. Under the Merger Agreement, the respective obligations of the parties to consummate the Merger at the Effective Time are subject to the satisfaction of the following conditions: (a) if required by the DGCL, the Merger Agreement shall have been adopted by the stockholders of the Company at a meeting of the Company stockholders (or by taking action by written consent in lieu of such a meeting) in accordance with the DGCL; (b) the waiting period under the HSR Act (if any) relating to the Merger shall have expired; and
(c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger.

     Termination. The Merger Agreement provides that it may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any adoption of the Merger Agreement by the Company's stockholders):

     (a)  by mutual written consent of the Company and Parent;

     (b) by either the Company or Parent, if any law or regulation makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Parent or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

     (c) by either the Company or Parent, if (i) the Offer shall have expired or been terminated and Purchaser shall not have purchased Shares pursuant to the Offer or (ii) Purchaser shall not have purchased Shares pursuant to the Offer prior to May 29, 1998; provided, however, that the right to terminate the Merger Agreement pursuant to this provision shall not be available to any party whose failure to perform any of its obligations under the Merger Agreement (including Purchaser's failure to purchase the Shares pursuant to the terms and conditions of the Offer) results in the failure of the Offer to be consummated; provided further that this clause (c) shall not apply if Purchaser shall have elected to terminate the Offer and proceed with the Merger (see "Alternative Transaction Structures");

     (d) by Parent, prior to the earlier of (x) the consummation of the Offer (if the Offer is consummated) or (y) the adoption of the Merger Agreement by the Company stockholders, if (i) the Board of Directors of the Company shall withdraw, modify or change its recommendation of the Merger Agreement, the Merger or the Offer in a manner adverse to Parent, it being understood and agreed that a communication by the Board of Directors of the Company to the Company's stockholders pursuant to Rule 14d-9(e)(3) of the Exchange Act (or any similar communication to stockholders of the Company in connection with the amendment of a tender or exchange offer) shall not be deemed to constitute a withdrawal, modification or change of its recommendation of the Merger Agreement, the Merger or the Offer; (ii) the Board of Directors of the Company shall approve or recommend an Acquisition Proposal; or (iii) the Company shall have entered into, or shall have publicly announced its intention to enter into, a definitive agreement with respect to an Acquisition Proposal (it being understood and agreed that the delivery of written notice of the Company's intention to enter into a definitive agreement with respect to an Acquisition Proposal (see "Other Offers") and any subsequent public announcement of such intention shall not entitle Parent to terminate the Merger Agreement pursuant to this clause (d) unless the Company enters into a definitive agreement with respect to such Acquisition Proposal);

     (e) by the Company, prior to the earlier of (x) the consummation of the Offer or (y) the adoption of the Merger Agreement by the stockholders of the Company, if the Board of Directors of the Company shall have entered into or shall have publicly announced its intention to enter into, a definitive agreement with respect to an Acquisition Proposal, if the Board of Directors concludes in good faith, based on the advice of outside counsel, that such action is reasonably necessary in order for the Board of Directors to act in a manner consistent with the Board's fiduciary duties under applicable law; provided, that the right to terminate the Merger Agreement under this provision shall not be available to the Company unless (x) the Company has complied in all material respects with certain obligations under the Merger Agreement (see "Other Offers"), and (y) concurrently with such termination, the Company enters into a definitive agreement to effect the Acquisition Proposal and pays Parent a break-up fee (see "Break-up Fee", below);

     (f) by Parent, prior to the earlier of (x) consummation of the Offer (if the Offer is consummated) or (y) the adoption of the Merger Agreement by the stockholders of the Company, if any person or group (as defined in Section 13(d)(3) of the Exchange Act) (other than Parent, any of its subsidiaries, or an Affiliate thereof) shall have become the beneficial owner (as defined under Rule 13d-3 promulgated under the Exchange Act) of at least 40% of the outstanding Shares;

     (g) by the Company, prior to the earlier of (x) consummation of the Offer or (y) the adoption of the Agreement by the stockholders of the Company, if Parent or Purchaser shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of the conditions of the Merger and (ii) either is not reasonably capable of being cured or, if it is reasonably capable of being cured, has not been cured within the earlier of (x) 10 days after giving of written notice to Parent of such breach or (y) the Expiration Date (provided that the Company shall not have the right to terminate the Merger Agreement if the Company is then in breach of its representations, warranties, covenants or other agreements contained in the Merger Agreement);

     (h) by Parent, prior to the earlier of (x) consummation of the Offer (if the Offer is consummated) or (y) the adoption of the Agreement by the stockholders of the Company, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of the conditions of the Merger and (ii) either is not reasonably capable of being cured or, if it is reasonably capable of being cured, has not been cured within the earlier of (x) 10 days after giving of written notice to the Company of such breach or (y) the Expiration Date (provided that Parent shall not have the right to terminate the Merger Agreement if Parent (or Purchaser) is then in breach of its representations, warranties, covenants or other agreements contained in the Merger Agreement); or

     (i) by either the Company or Parent if, during any five consecutive trading day period during the period from the commencement of the Offer until the business day prior to the expiration of the Offer the average closing price of the Parent Common Stock on the NYSE is less than $38.00; provided that any exercise of the right to terminate pursuant to this paragraph with respect to any five consecutive trading day period shall only be effective if notice of such termination is given to the other party prior to the earlier of (i) 72 hours after the close of trading on the fifth such consecutive day and (ii) the expiration date of the Offer.

     Fees and Expenses. Except as set forth in the next paragraph, all fees and expenses incurred in connection with the Offer, the Merger, the Merger Agreement, and the transactions contemplated by the Merger Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

     Break-up Fee. The Company agrees to pay Parent a fee in immediately available funds equal to $72,000,000: (i) concurrently with the termination of the Merger Agreement if it shall be terminated pursuant to paragraph (d), (e),
(f) or (h) (with respect to a breach of certain obligations under the Merger Agreement, see "Other Offers") above under "Termination"; or (ii) within two business days of the execution of a definitive agreement with respect to any Acquisition Proposal if the Company enters into such a definitive agreement within 15 months after the termination of the Merger Agreement pursuant to paragraph (c) under "Termination", above and an Acquisition Proposal was publicly announced prior to the termination of the Merger Agreement pursuant to paragraph (c).

     Amendments and Waivers. The Merger Agreement provides that before or after its adoption by the stockholders of the Company, any provision of the Merger Agreement may be amended or waived prior to the Control Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the parties thereto or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of the Merger Agreement by the stockholders of the Company, there shall not be made any amendment that by law requires further approval by stockholders of the Company without the further approval of such stockholders and, provided, further, that no such amendment of the Merger Agreement, the Voting Trust Agreement or any other agreement entered into in connection with the Merger Agreement shall be effected after the closing of the Offer and prior to the Control Date unless there are then in office two or more Continuing Directors and such amendment is approved by a majority of such Continuing Directors, it being understood and agreed that the Company and its Board of Directors shall use reasonable best efforts to ensure that, at all times prior to the Control Date, at least two Continuing Directors remain in office. Following consummation of the Offer and prior to the Control Date, any amendment to the certificate of incorporation or by-laws of the Company or to the Merger Agreement or to the Voting Trust Agreement, any termination of the Merger Agreement by the Company or by the Company and Parent under paragraph (a) under "Termination" above, any waiver of any of the Company's rights under the Merger Agreement (including certain waivers or consents required in connection with the Voting Trust) and any other consent or action by the Board of Directors of the Company thereunder, shall not be effected unless there are then in office two or more Continuing Directors and such approval is approved by a majority of such Continuing Directors, it being understood and agreed that the Company and its Board of Directors shall use commercially reasonable best efforts to ensure that, at all times prior to the Control Date, at least two Continuing Directors remain in office.

CONFIDENTIALITY AGREEMENT

     On March 13, 1997, Parent and the Company entered into an Agreement for Non-disclosure of Proprietary Information and Standstill (the "Confidentiality Agreement") under which the Company and Parent agreed to provide certain confidential information relating to their respective operations to each other. Pursuant to the Confidentiality Agreement, Parent agreed that Parent and its representatives would hold non-public information received from the Company under the Confidentiality Agreement in confidence, except to the extent that disclosure is required to evaluate a possible business combination as specified in the Confidentiality Agreement. A copy of the Confidentiality Agreement is filed as an exhibit to the Schedule 14D-1 and incorporated herein by reference, and the foregoing summary of the Confidentiality Agreement is qualified in its entirety by reference thereto.

INVESTMENT COMMITMENT AGREEMENTS

     In connection with the Offer and the Merger, Mr. Gilbert H. Lamphere, the Company's Chairman of the Board of Directors, and Mr. Alexander P. Lynch (a Director of the Company) have both entered into an Investment Commitment Agreement pursuant to which Messrs. Lamphere and Lynch have each agreed (i) to permit all options to purchase Shares then owned by them to be amended and converted into options to purchase shares of Parent Common Stock in accordance with the terms of the Merger Agreement, (ii) that at any meeting of stockholders of the Company held to adopt the Merger Agreement, they will vote all of their Shares in favor of such action and (iii) (in the case of Mr. Lamphere only) that, within 90 days of the Effective Time (provided that such period shall be extended for any period during which he is precluded from purchasing shares of Parent Common Stock pursuant to applicable law), he will have acquired at least 98,150 shares of Parent Common Stock pursuant to the Merger or pursuant to open market purchases, provided that Mr. Lamphere will not be obligated to invest an aggregate amount in excess of $5,300,000 of proceeds from the Offer and/or the Merger (for this purpose (x) any shares of Parent Common Stock issued to Mr. Lamphere pursuant to the Merger shall be deemed to represent an investment in an amount equal to the product of the number of shares of Parent Common Stock so received and the average closing trading price per share of Parent Common Stock on the NYSE for the 5 trading days immediately following the date of receipt and
(y) any acquisitions of shares of Parent Common Stock by trusts for the descendants of Mr. Lamphere shall ratably decrease Mr. Lamphere's required investment in Parent Common Stock).

     Each Investment Commitment Agreement will automatically terminate, without action by either party thereto, upon the termination of the Merger Agreement in accordance with its terms or, if

Purchaser has elected to amend the terms of the Offer to an offer for all of the outstanding Shares (see "Alternative Transaction Structures").

VOTING TRUST AGREEMENT

     Pursuant to the Voting Trust Agreement to be entered into by and among Parent, Purchaser and a voting trustee that is expected to be a banking corporation (the "Trustee"), the Trustee will agree to act as trustee in respect of the Voting Trust. In such capacity, the Trustee will vote all Shares acquired by Purchaser in the Offer or otherwise approve the Merger, in favor of any proposal necessary to effectuate Parent's acquisition of the Company pursuant to the Merger Agreement, and, so long as the Merger Agreement is in effect (subject to certain exceptions), against any other proposed merger, business combination or similar transaction involving the Company. On other matters (including the election or removal of directors), the Trustee generally will vote the Shares in the Trustee's sole discretion unless a holder of a Trust Certificate with the prior written approval of the STB directs the Trustee as to any such vote.

     Pending the termination of the Voting Trust, the Trustee will pay over to Purchaser all cash dividends and cash distributions paid on the Trust Stock.

     The Voting Trust Agreement will provide that the Trustee shall take all actions reasonably requested by Parent with respect to any proposed sale or other disposition of the whole or any part of the Trust Stock by Parent subject to all necessary regulatory approvals, if any.

     The Voting Trust Agreement also will provide that, in the event the STB approves or exempts the Merger or a similar transaction, or in the event that the law is amended to allow Purchaser, Parent or their affiliates to acquire control of the Company without obtaining STB or other governmental approval (and upon delivery of an opinion of independent counsel that no order of the STB or other governmental authority is required), the Trustee will either transfer the Trust Stock to Purchaser, or if shareholder approval has not previously been obtained, vote the Trust Stock in favor of the Merger.

     It is anticipated that the Voting Trust Agreement will provide that, in the event that the STB does not approve Parent's acquisition of control of the Company, Parent will use its best efforts to sell the Trust Stock in the manner described above during the succeeding two-year period. Any such disposition shall be subject to any jurisdiction of the STB to oversee Parent's divestiture of Trust Stock. In connection with such an event, the Trustee would continue to perform its duties under the Voting Trust Agreement and, if Parent fails to so sell or distribute the Trust Stock, the Trustee will as soon as practicable sell the Trust Stock for cash to one or more eligible purchasers in the manner described above for such price as the Trustee in its discretion shall deem reasonable after consultation with Parent. An "eligible purchaser" is a person or entity not affiliated with Parent and that has all necessary regulatory authority, if any, to purchase the Trust Stock. Pursuant to the Voting Trust Agreement, Parent will agree to cooperate with the Trustee in so disposing of the Trust Stock and the Trustee has agreed to act in accordance with any direction made by Parent as to any specific terms or method of disposition, to the extent not inconsistent with any of the terms of the Voting Trust Agreement and with the requirements of the terms of any STB or court order. The proceeds of the sale would be distributed to Parent or its affiliates.

     The Voting Trust Agreement provides that the Trustee shall receive reasonable and customary compensation and indemnification from Parent and Purchaser.

     Pursuant to the Merger Agreement, the Voting Trust Agreement may not be modified or amended without the prior written approval of the Company unless such modification or amendment is not inconsistent with the Merger Agreement and is not adverse to the Company and its stockholders and would not reasonably be expected to have an adverse effect on receipt of a favorable informal advisory opinion from the staff of the STB to the effect that the proposed use of the Voting Trust will preclude unlawful control of the Company by Parent.

     Upon execution of the Voting Trust Agreement, Parent will request the staff of the STB to render an informal written opinion that the use of the Voting Trust is consistent with the policies of the STB. See Section 16.

14. DIVIDENDS AND DISTRIBUTIONS.

     If, on or after the date of the Merger Agreement, the Company should (i) split, combine or otherwise change the Shares or its capitalization, (ii) issue or sell any additional securities of the Company or otherwise cause an increase in the number of outstanding securities of the Company or (iii) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares, then, without prejudice to Purchaser's rights under Sections 1 and 16, Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the purchase price and other terms of the Offer and the Merger, including, without limitation, the amount and type of securities offered to be purchased.

     If, on or after the date of the Merger Agreement, the Company should declare or pay any dividend on the Shares, other than regular quarterly dividends, or make any distribution (including, without limitation, the issuance of additional Shares pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to shareholders of record on a date prior to the transfer to the name of Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to Purchaser's rights under Sections 1 and 16, (i) the purchase price per Share payable by Purchaser pursuant to the Offer will be reduced by the amount of any such cash dividend or cash distribution and (ii) any such non-cash dividend, distribution or right to be received by the tendering shareholders will be received and held by such tendering shareholders for the account of Purchaser and will be required to be promptly remitted and transferred by each such tendering shareholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount of value thereof, as determined by Purchaser in its sole discretion.

     The Company has agreed in the Merger Agreement that it will not pay any dividends, other than regular quarterly dividends, on its capital stock, including the Shares, prior to the Effective Time without the consent of Parent. The Company has also agreed that, without the consent of Parent, it will not (a) take certain actions that would change the number of shares of its capital stock outstanding or result in the reclassification of any of its capital stock, or
(b) purchase, retire or otherwise acquire any shares of its capital stock, or
(c) issue, pledge or otherwise encumber its capital stock or any securities convertible into or representing the right to acquire its capital stock, with certain exceptions set forth in the Merger Agreement. See Section 13.

15. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT.

     Purchaser expressly reserves the right to extend the period of time during which the Offer is open if any conditions to the Offer are not satisfied by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension or to amend the Offer in any respect by making a public announcement of such amendment. There can be no assurance that Purchaser will exercise its right to extend or amend the Offer. For a description of each of the parties' right to extend the period of time during which the Offer is open and to amend or delay the Offer see Sections 1 and 16.

     If Purchaser increases by more than 2% of the outstanding Shares or decreases the percentage of Shares being sought or increases or decreases the consideration to be paid for Shares pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the Offer will be extended until the expiration of such period of 10 business days. If Purchaser makes a material change in the terms of the Offer (other than a change in price or percentage of securities sought) or in the information concerning the Offer, or waives a material condition of the Offer, Purchaser will extend the Offer, if required by applicable law, for a period sufficient to allow holders of Shares to consider the amended terms of the Offer. In a published release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to securityholders, and that if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of 10 business days may be required to allow adequate dissemination and investor response. The term "business day" shall mean any day other than Saturday, Sunday or a federal holiday and shall consist of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

     Purchaser also reserves the right, in its sole discretion, in the event any of the conditions specified in Section 16 shall not have been satisfied and so long as Shares have not theretofore been accepted for payment, to delay (except as otherwise required by applicable law) acceptance for payment of or payment for Shares or to terminate the Offer and not accept for payment or pay for Shares.

     If Purchaser extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, on behalf of Purchaser, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in Section 4. The reservation by Purchaser of the right to delay acceptance for payment of or payment for Shares is subject to applicable law, which requires that Purchaser pay the consideration offered or return the Shares deposited by or on behalf of holders of Shares promptly after the termination or withdrawal of the Offer.

     Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the Offer, Purchaser will make a public announcement of such extension no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

16. CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer, Parent and Purchaser shall not be required to accept for payment or pay for any Shares, and may terminate the Offer, if (i) by the expiration of the Offer less than 50.1% of the outstanding Shares (on a fully diluted basis) have been tendered pursuant to the Offer and not withdrawn, (ii) the applicable waiting period (if any) under the HSR Act shall not have expired or been terminated, (iii) the staff of the STB shall not have given Parent a favorable informal advisory opinion to the effect that the proposed use of the Voting Trust will preclude unlawful control of the Company by Parent or (iv) at any time on or after February 10, 1998, and prior to the acceptance for payment of Shares, any of the following conditions exist:

     (a) there shall be instituted or pending any action or proceeding by any government or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, challenging or seeking to make illegal the Voting Trust, the acceptance for payment of or payment for some of or all the Shares by Parent or the consummation by Parent of the Merger, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer or the Merger (including the Voting Trust), (ii) except for the Voting Trust, seeking to restrain or prohibit Parent's ownership or operation (or that of its respective subsidiaries or affiliates) of all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole, or to compel Parent or any of its subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole, (iii) except for the Voting Trust, seeking to impose or confirm material limitations on the ability of Parent or any of its subsidiaries or Affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Parent or any of its subsidiaries or Affiliates on all matters properly presented to the stockholders of the Company, or (iv) seeking to require divestiture by Parent or any of its subsidiaries or Affiliates of any such Shares; or

     (b) there shall be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger (including the Voting Trust), by any court, government or governmental authority or agency, domestic or foreign (other than (i) the application of the waiting period provisions of the HSR Act to the Offer or the Merger and (ii) the waiting period prior to receipt of STB approval or exemption with respect to the exercise of control by Parent over the Railroad Subsidiaries), that would reasonably be likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above; or

     (c) any change shall have occurred or been threatened (or any development shall have occurred or been threatened involving a prospective change) in the business, assets, liabilities, financial condition, capitalization, operations or results of operations of the Company or any of its subsidiaries that would reasonably be expected to have a Material Adverse Effect with respect to the Company; or

     (d) the Company shall have breached or failed to perform in any material respect any of its covenants or agreements under the Merger Agreement, or any of the representations and warranties of the Company set forth in the Merger Agreement shall not be true in any material respect when made or at any time prior to consummation of the Offer as if made at and as of such time (unless such representation or warranty is made only as of a specific date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality or "material adverse effect") does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

     (e) the Merger Agreement shall have been terminated in accordance with its terms;

which, in the sole judgment of Parent in any such case, and regardless of the circumstances (including any action or omission by Parent) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

17. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

  General

     Based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by Purchaser's acquisition of Shares as contemplated herein or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that, except as described below under "State Takeover Statutes", such approval or other action will be sought. Except as described under "Antitrust" there is, however, no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to the Company's business or certain parts of the Company's business might not have to be disposed of, any of which could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 16.

  State Takeover Statutes

     A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, shareholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described herein, Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or any merger or other business combination between Purchaser or any of its affiliates and the Company and has not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or any such merger or other business combination, Purchaser believes that there are reasonable bases for contesting such laws.

     In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining shareholders where, among other things, the corporation is incorporated in, and has a substantial number of shareholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal District Court in Florida held in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

     If any government official or third party should seek to apply any state takeover law to the Offer or any merger or other business combination between Purchaser or any of its affiliates and the Company, Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or any such merger or other business combination and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or any such merger or other business combination, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or any such merger or other business combination. In such case, Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See Section 16.

  Antitrust

     Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The notice and waiting period requirements of the HSR Act should not apply to the Offer and the Merger to the extent that the Offer and the Merger are subject to approval by the STB, provided that information and documentary material filed with the STB in connection with the seeking of STB approval of the Merger are contemporaneously filed with the Antitrust Division and the FTC. Parent intends to comply with these contemporaneous filing requirements and therefore believes that the notice and waiting period requirements should not apply to the Offer and the Merger. Parent and Purchaser will request the Premerger Notification Office of the FTC to confirm this understanding. If the notice and waiting period requirements of the HSR Act do apply to the Offer and the Merger, Parent, Purchaser and the Company will take all necessary action to comply with those requirements.

  STB Matters; The Voting Trust

     Certain activities of subsidiaries of the Company are regulated by the STB. Provisions of subtitle IV, title 49 of the United States Code require approval of, or the granting of an exemption from approval by, the STB for the acquisition of control of two or more carriers subject to the jurisdiction of the STB ("Carriers") by a person that is not a Carrier and for the acquisition or control of a Carrier by a person that is not a Carrier but that controls any number of Carriers. STB approval or exemption is required for, among other things, Parent's acquisition of control of the Company. Parent and Purchaser intend, simultaneous with the acquisition of Shares pursuant to the Offer, to deposit the Shares pursuant to the Offer in the Voting Trust and, subsequently to deposit the stock of the Surviving Company (the "Trust Stock") in order to ensure that Parent and its affiliates do not acquire and directly or indirectly exercise control over the Company and its affiliates prior to obtaining necessary STB approval or exemption. STB approval of Parent's acquisition of control of the Company is not a condition to the Offer or the Merger. The Offer is conditioned upon the issuance by the STB staff of an informal, nonbinding opinion that the use of the Voting Trust is consistent with the policies of the STB against unauthorized acquisitions of control of a Carrier. Parent will request the staff of the STB to issue such an opinion. Under STB regulations that have been in effect since 1979, the STB staff has the power to issue such opinions. The proposed Voting Trust Agreement is modeled closely upon voting trust agreements that have been approved by the STB. However, there can be no assurance that the STB will not seek changes in, or request public comment regarding, the Voting Trust Agreement.

     It is possible that the Department of Justice or railroad competitors of Parent and the Company, or others, may argue that Purchaser should not be permitted to use the voting trust mechanism to acquire Shares prior to final STB approval of acquisition of control of the Company. Purchaser believes it is unlikely that such arguments would prevail, but there can be no assurance in this regard, nor can there be any assurance that if such arguments are made, there will not be a delay in obtaining a favorable STB staff opinion regarding the Voting Trust Agreement.

     Pursuant to the terms of the Voting Trust Agreement, it is expected that the Trustee would hold such Shares until (i) the receipt of STB approval or (ii) the Shares or Trust Stock is disposed of. The Voting Trust Agreement that has been submitted to the staff of the STB for approval provides that Trustee will have sole power to vote the Shares in the Trust, will vote those Shares in favor of the Merger and, so long as the Merger Agreement is in effect, against any other acquisition transaction, will generally vote the Shares or the Trust Stock in favor of any permitted disposition of the Shares or the Trust Stock and, on all other matters, will vote the Shares or the Trust Stock in the Trustee's discretion unless a holder of a Trust Certificate with the prior written approval of the STB directs the Trustee as to any such vote. The Voting Trust Agreement contains other terms and conditions designed to ensure that neither Purchaser nor Parent will control the Company during the pendency of the STB proceedings. In addition, the Voting Trust Agreement provides that Parent or its affiliates will be entitled to receive any cash dividend paid by the Company.

  STB Matters; Acquisition of Control

     Set forth below is information relating to the approval by STB of the acquisition of control over the Company by Parent and Purchaser. As soon as practicable after the execution of the Merger Agreement, Parent and the Company and their railroad affiliates plan to file an application (the "STB Application") seeking approval of the STB for the acquisition of control over the Company and its affiliates by Parent and its affiliates. Under applicable law and regulations, the STB will hold a public hearing on such application, unless it determines that a public hearing is not necessary in the public interest. In ruling on the STB application, it is expected that the STB will consider at least the following: (a) the effect of the proposed control transaction on the adequacy of transportation to the public; (b) the effect on the public interest of including, or failing to include, other rail carriers in the area involved in the proposed transaction; (c) the total fixed charges that result from the proposed transaction; (d) the interest of rail carrier employees affected by the proposed transaction; and (e) whether the proposed transaction would have an adverse effect on competition among rail carriers in the affected region or in the national rail system. The STB has the authority to impose conditions on its approval of a control transaction to alleviate competitive or other concerns. If such conditions are imposed, Parent can elect to consummate the control transaction subject to the conditions or can elect not to do so and instead sell or otherwise effect the disposition of the Trust Stock. There is no assurance that STB approval will be obtained or obtained on terms acceptable to Parent.

     Three of the five factors listed above are, in Parent's view, unlikely to affect whether the STB application is approved by the STB. As to factor (b) -- inclusion of other carriers -- the STB disfavors this remedy, it has rarely been requested, and Parent believes it is unlikely to be requested by any railroad in a Parent/Company proceeding. As to factor (c) -- effect on fixed charges -- the capital structure of the resulting company will be sufficiently strong that this factor is unlikely, in Parent's view, to be given weight by the STB in deciding whether to approve a combination of the Company and Parent. As to factor (d) -- the interest of affected carrier employees -- the STB has adopted a standard set of labor protective conditions -- known as the New York Dock conditions -- which it imposes in rail merger and control transactions, and Parent expects that those conditions would be imposed upon a merger of Purchaser and the Company and that this would not affect approval of the transaction.

     The remaining two factors -- factor (a) -- effect on the adequacy of transportation -- and factor (e) effect on rail competition -- are reflected in the public interest balancing test that the STB applies in reviewing railroad consolidations like the proposed combination of the rail systems of Parent and the Company. On the one hand, the STB considers the public benefits of the transaction in terms of better service to shippers, efficiencies, cost savings and the like. On the other hand, the STB considers any public harms from the transaction. The principal harm of concern to the STB (and the principal issue that is likely to be raised by parties either opposing the approval of a combination of Parent and the Company or seeking the imposition of conditions thereto) is reduction in competition. In applying the public interest balancing test, the STB is guided by Congress' intent to encourage mergers, consolidations, and joint use of facilities that tend to rationalize and improve the Nation's rail system.

     In light of the policies of the STB expressed in its 1996 decision relating to the combination of the Union Pacific and Southern Pacific Railroads, Parent is willing to provide competitive access to another railroad in those situations, if any, where Parent and the Company now are considered to be the only rail competitors. Parent is not aware of any such situation. Such access may take the form of a grant of trackage rights over rail properties, or other forms, any of which could diminish the value to Parent of its rail properties. The STB may impose such arrangements, as conditions to its approval of the combination, and may require other arrangements regarding rail competition or other aspects of the public interest, which could be more burdensome, also as conditions to its approval of the combination.

     Parent and the Company intend to present to the STB their case that the acquisition of control of the Company by Parent satisfies the public interest balancing test. First, Parent and the Company will seek to show that a combination of the Company and Parent has significant public benefits. Second, Parent and the Company will seek to show that a combination of the Company and Parent will have no significant adverse effect on rail competition and indeed will strengthen such competition. While Parent and the Company will seek to present a highly persuasive case, there can be no assurance that the STB application will not be denied, or will not be granted subject to conditions that are so onerous that the combination is not consummated.

     Under existing law, the STB is required to enter a final order with respect to the STB application within approximately 15 months after such application is accepted. However, the STB is permitted to process such cases more quickly and the applicants will request a shorter schedule. Under existing law, other railroads and other interested parties may seek to intervene to oppose the STB Application or to seek protective conditions in the event approval by the STB is granted. In addition, any appeals from the STB final order might not be resolved for a substantial period of time after the entry of such order by the STB.

     Pending receipt of STB approval, it is expected that the business and operations of the Company will be conducted in the usual and ordinary course, and the Company's employees and management will continue in their present positions except as set forth in Section 12.

     Certain Litigation

     The Company has advised Parent that, on February 11, 1998, an alleged owner of Shares filed a "Class Action Complaint" entitled Jay Spinner against Illinois Central Corp. et al. in the Court of Chancery of the State of Delaware against the Company and members of its Board of Directors arising out of the Company's announcement that it has reached an agreement to be acquired by Parent. Although the body of the complaint purports to list Parent as a defendant, Parent is not listed as a defendant in the caption of the complaint. The complaint alleges, inter alia, that the individual defendants breached fiduciary duties allegedly owed to public holders of Shares by, among other things, not adequately evaluating the value of the Company or the terms of the transactions contemplated by the Offer before approving its terms. The plaintiff brings the action on behalf of a purported class of all holders of Shares (except the defendants and any person, firm, trust, corporation or other entity related to or affiliated with any of the defendants) and their successors in interest, who are or will be threatened with injury allegedly arising from defendants' actions as alleged in the complaint. The plaintiff alleges that he and members of the purported class will suffer damage if they receive the Offer consideration, which the complaint characterizes as unfair and inadequate. The plaintiff has demanded judgment: (1) declaring, inter alia, that the action is a proper class action, (2) enjoining or rescinding the transactions contemplated by the Offer, and (3) requiring the Board of Directors of the Company to place the Company up for auction and/or conducting a market check.

18. FEES AND EXPENSES.

     Goldman, Sachs & Co. ("Goldman Sachs") and Schroder & Co. Inc. ("Schroders") are acting as Dealer Managers in connection with the Offer and serving as financial advisor to Parent and Purchaser in connection with the proposed acquisition of the Company. In consideration of Goldman Sachs acting in such capacities, Parent has agreed to pay Goldman Sachs as follows: (i) if at least 50% of the outstanding Shares or the assets (based on the book value thereof) of the Company are acquired by Parent in one or more transactions, Goldman Sachs will be entitled to receive a fee equal to $9 million, (ii) if less than 50% but at least 5% of the outstanding Shares or the assets (based on the book value thereof) of the Company are acquired by Parent in one or more transactions, Goldman Sachs will be entitled to receive a mutually agreeable fee of not less than $4 million and (iii) if less than 5% of the outstanding Shares or the assets (based on the book value thereof) of the Company are acquired by Parent in one or more transactions, Goldman Sachs will be entitled to receive a mutually agreeable fee. In the event that the Merger Agreement is terminated, Goldman Sachs will be entitled to a transaction fee of 10% of any termination fee payable to Parent. In addition, Parent and Purchaser have agreed to reimburse Goldman Sachs for all reasonable out-of-pocket expenses incurred, including reasonable fees of its counsel, and to indemnify Goldman Sachs against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities law. Goldman Sachs have from time to time, and continue to, render various investment banking services to Parent and its affiliates, for which they are paid customary fees.

     As compensation for Schroders' services, Parent has agreed to pay Schroders
(i) a retainer fee of $100,000 per month, up to a maximum of five months; (ii) an opinion fee of $500,000 if applicable; (iii) a transaction fee of $6 million less any fee paid pursuant to clauses (i) and (ii) above, payable on closing of the Merger; and (iv) 5% of the aggregate of any "break-up fee" less any amounts paid under clauses (i), (ii) and (iii) above upon receipt of such fee by Parent or Purchaser. Parent has also agreed to reimburse Schroders for certain reasonable out-of-pocket expenses incurred with the Offer including fees and expenses of counsel and to indemnify Schroders against certain liabilities in connection with the Offer including liabilities under the federal securities laws. Schroders has rendered various investment banking and advisory services to Parent in the past for which it has received customary compensation.

     Purchaser has retained MacKenzie Partners, Inc. to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws.

     In addition, Harris Trust Company of New York has been retained as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

     Except as set forth above, Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

19. MISCELLANEOUS.

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Purchaser is not aware of any jurisdiction in the United States in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. To the extent Purchaser becomes aware of any state law that would limit the class of offerees in the Offer, subject to the terms of the Merger Agreement, Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of Purchaser by the Dealer Managers or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Purchaser has filed with the SEC a Tender Offer Statement on Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be examined at and copies may be obtained from the offices of the SEC in the manner set forth in Section 8 of this Offer to Purchase (except that such information will not be available at the regional offices of the SEC).

February 13, 1998                   BLACKHAWK MERGER SUB, INC.

                                                                      SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                              PARENT AND PURCHASER

1.  DIRECTORS AND EXECUTIVE OFFICERS OF PARENT.

     The following table sets forth (i) the name, current business or residence address and present principal occupation or employment, (ii) material occupations, positions, offices or employments and business addresses thereof for the past five years and (iii) information as to beneficial ownership of Shares of each director and executive officer of Parent. Except for Messrs. Armellino and Davies who are citizens of the United States, each of Parent's directors and executive officers is a citizen of Canada. Except as otherwise indicated, the business address of each director and executive officer of Parent is 935 de La Gauchetiere Street West, Montreal, Quebec H3B 2M6. Directors are indicated with an asterisk. None of the persons listed below hold any Shares.

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                                 MATERIAL POSITIONS HELD DURING THE PAST FIVE
NAME, CITIZENSHIP AND CURRENT BUSINESS                             YEARS AND
ADDRESS                                                  BUSINESS ADDRESSES THEREOF(1)
--------------------------------------------   -------------------------------------------------

*   MICHAEL R. ARMELLINO....................   Limited Partner, The Goldman Sachs Group, L.P.
    The Goldman Sachs Group, L.P.              (investment bankers)
    85 Broad Street, 2nd Floor
    New York, NY 10004 USA
*   PURDY CRAWFORD..........................   Chairman, Imasco Limited
    Imasco Limited                             (consumer goods and services company)
    Royal Bank Plaza
    200 Bay Street North Tower
    Suite 2000
    Toronto, Ontario
    Canada M5J 2J2

*   J.V. RAYMOND CYR........................   Chairman, Telesat Canada & SSIG Group Inc.
    Telesat Canada & SSIG Group Inc.           (telecommunication companies)
    1000 de La Gauchetiere Street West
    Suite 1100
    Montreal, Quebec
    Canada H3B 4Y8

    GERALD K. DAVIES........................   Executive Vice-President, Marketing of Parent

    ROBERT F. DOLAN.........................   Senior Vice-President, Corporate Services of
                                               Parent

    KEITH L. HELLER.........................   Senior Vice-President, Line Operations of Parent

*   JAMES K. GRAY...........................   Chairman and Chief Executive Officer,
    Canadian Hunter Exploration Ltd.           Canadian Hunter Exploration Ltd.
    605 5 Avenue, S.W.                         (natural gas company)
    Suite 2800
    Calgary, Alberta
    Canada T2P 3H5

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                                 MATERIAL POSITIONS HELD DURING THE PAST FIVE
NAME, CITIZENSHIP AND CURRENT BUSINESS                             YEARS AND
ADDRESS                                                  BUSINESS ADDRESSES THEREOF(1)
--------------------------------------------   -------------------------------------------------
*   V. MAUREEN KEMPSTON DARKES..............   President and General Manager,
    General Motors of Canada Limited           General Motors of Canada Limited
    1908 Colonel Sam Drive                     (automobile company)
    Oshawa, Ontario
    Canada L1H 8P7

*   RICHARD H. KROFT........................   President and Chief Executive Officer,
    Tryton Investment Company Limited          Tryton Investment Company Limited
    305 Broadway Avenue                        (private holding company)
    Suite 720
    Winnipeg, Manitoba
    Canada R3C 3J7

*   DENIS LOSIER............................   President and Chief Executive Officer,
    Assumption Life                            Assumption Life
    770 Main Street                            (life insurance company)
    Moncton, New Brunswick
    Canada E1C 8L1

*   THE HON. EDWARD C. LUMLEY...............   Vice-Chairman, Nesbitt Burns Inc.
    Nesbitt Burns Inc.                         (investment bankers)
    First Canada Place, 4th Floor
    Toronto, Ontario
    Canada M5X 1H3

    JACK T. MCBAIN..........................   Executive Vice-President, Operations of Parent.

*   DAVID G.A. MCLEAN.......................   Chairman of the Board of Parent,
    Canadian National Railway                  Chairman and Chief Executive Officer, The McLean
    935 de La Gauchetiere Street West          Group
    17th Floor                                 (real estate investment company)
    Montreal, Quebec
    Canada H3B 2M9

*   DR. EDWARD P. NEUFELD...................   Economist
    1523 Ballyclare Drive
    Mississauga, Ontario
    Canada L5C 1J4

    JEAN PIERRE OUELLET.....................   Chief Legal Officer and Corporate Secretary of
                                               Parent

*   ROBERT PACE.............................   President and Chief Executive Officer,
    The Pace Group                             The Pace Group
    15 Purcell's Cove Road                     (private holding company)
    Halifax, Nova Scotia
    Canada B3N 1R2

*   CEDRIC E. RITCHIE.......................   Corporate Director and Former Chairman and
    Bank of Nova Scotia                        Chief Executive Officer, Bank of Nova Scotia
    Scotia Plaza                               (a chartered bank)
    44 King Street West, Suite 3005
    Toronto, Ontario
    Canada M5H 1H1

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                                 MATERIAL POSITIONS HELD DURING THE PAST FIVE
NAME, CITIZENSHIP AND CURRENT BUSINESS                             YEARS AND
ADDRESS                                                  BUSINESS ADDRESSES THEREOF(1)
--------------------------------------------   -------------------------------------------------
    MICHAEL J. SABIA........................   Executive Vice-President and Chief Financial
                                               Officer of Parent

    PAUL M. TELLIER.........................   President and Chief Executive Officer of Parent

---------------

(1) Michael R. Armellino was Chairman, and Chief Executive Officer of Goldman Sachs Asset Management prior to January 1995; Purdy Crawford was Chairman and Chief Executive Officer of Imasco Limited prior to May 1995; J.V. Raymond Cyr was Chairman of Bell Canada between April 1993 and March 1996 and Chairman of BCE Inc. between April 1992 and April 1993; Gerald K. Davies was Vice-President, Marketing of Burlington Northern Railroad between September 1991 and November 1993; Robert F. Dolan was Senior Vice-President, Corporate Resources of John Labatt Ltd. from January 1994 to January 1996 and prior thereto, Vice-President, Human Resources of John Labatt Ltd.; Keith L. Heller was Senior Vice-President, CN East, from August 1995 to April 1997, CN Chief of Transportation between October 1993 and August 1995 and Assistant Vice-President, Ores, Minerals and Metals between August 1992 and October 1993; V. Maureen Kempston Darkes was Vice-President, Corporate Affairs and General Counsel of General Motors of Canada Limited prior to July 1994; Denis Losier was Minister of Economic Development and Tourism (New Brunswick) prior to August 1994; Dr. Edward P. Neufeld was Executive Vice-President, Economic and Corporate Affairs of the Royal Bank of Canada prior to June 1994; Jean Pierre Ouellet was a senior partner at Stikeman, Elliott prior to August 1996; Cedric E. Ritchie was Chairman of the Board of Bank of Nova Scotia until 1995 and Chairman and Chief Executive Officer of said bank until 1993; Michael J. Sabia was Senior Vice-President, Corporate Development of Parent between March 1993 and December 1995, prior thereto, Deputy Secretary to the Cabinet (Plans) of the Privy Council Office (Canada).

2.  DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER.

     The following table sets forth (i) the name, current business or residence address and present principal occupation or employment and (ii) material occupations, positions, offices or employments and business addresses thereof for the past five years. The director and executive officers of Purchaser are citizens of Canada and Mrs. Catellier is also a citizen of the United States. The business address of the sole director and the executive officers of Purchaser is 935 de La Gauchetiere Street West, Montreal, Quebec H3B 2M6. Neither of the persons listed below holds any Shares.

                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                               MATERIAL POSITIONS HELD DURING THE PAST FIVE
NAME, CITIZENSHIP AND CURRENT BUSINESS                           YEARS AND
ADDRESS                                                 BUSINESS ADDRESSES THEREOF
------------------------------------------   -------------------------------------------------
JEAN PIERRE OUELLET.......................   Sole director, President and Treasurer;
                                             Chief Legal Officer and Corporate Secretary of
                                             Parent
BRIGITTE K. CATELLIER.....................   Secretary; Senior General Counsel and Associate
                                             Secretary of Parent. Before joining Parent in
                                             September 1997, partner at Ogilvy Renault in
                                             Montreal, Quebec.

                                                                         ANNEX A

                    CANADIAN/U.S. GAAP FINANCIAL INFORMATION

                       CANADIAN NATIONAL RAILWAY COMPANY
                            STATEMENT OF INCOME DATA

                                                                                                              U.S.
                                                                                      CDN./U.S. GAAP          GAAP
                                                                                        ADJUSTMENTS          -------
                                                       CDN. GAAP                  -----------------------
                                          ------------------------------------
                                             AS       RECLASS. AND       AS              (NOTE 2)
                                          REPORTED     ACCOUNTING     RESTATED    OTHER    CAPITALIZATION
                                          --------       CHANGE       --------    -----    --------------
                                                      ------------
                                                      (NOTE 1)
                                                                     IN MILLIONS OF $ CDN
YEAR ENDED DECEMBER 31, 1995
Total revenues.........................   $  4,098       $ (144)      $ 3,954     $(42)                      $ 3,912
Operating expenses excluding special
  charges..............................      3,658         (144)        3,514      (27)                        3,487
Special charges........................      1,453                      1,453      (38)                        1,415
                                           -------         ----       -------     ----                         -----
Operating income (loss)................     (1,013)      --            (1,013)      23                          (990)
Interest expense.......................       (198)                      (198)       4                          (194)
Other income...........................        100                        100       48                           148
Income tax (expense) recovery from
  continuing operations................         19                         19                                     19
                                           -------         ----       -------     ----                         -----
(Loss) from continuing operations......     (1,092)                    (1,092)      75                        (1,017)
Extraordinary item.....................                                            (38)                          (38)
Discontinued operations................          7                          7                                      7
                                           -------         ----       -------     ----                         -----
Net (loss).............................   $ (1,085)      $--          $(1,085)    $ 37                       $(1,048)
                                           =======         ====       =======     ====                         =====
YEAR ENDED DECEMBER 31, 1996
Total revenues.........................   $  4,159       $ (164)      $ 3,995     $(39)                      $ 3,956
Operating expenses excluding special
  charges..............................      3,549         (164)        3,385      (17)                        3,368
Special charges........................        381                        381      (16)                          365
                                           -------         ----       -------     ----                         -----
Operating income (loss)................        229       --               229       (6)                          223
Interest expense.......................       (114)                      (114)       1                          (113)
Other income...........................         20            7            27       17                            44
Income tax (expense) recovery from
  continuing operations................        (11)         705           694                                    694
                                           -------         ----       -------     ----                         -----
Income from continuing operations......        124          712           836       12                           848
Extraordinary item.....................                                            (16)                          (16)
Discontinued operations................         18           (4)           14                                     14
                                           -------         ----       -------     ----                         -----
Net income.............................   $    142       $  708       $   850     $ (4)                      $   846
                                           =======         ====       =======     ====                         =====
YEAR ENDED DECEMBER 31, 1997
Total revenues.........................   $  4,352       $--          $ 4,352     $(30)        $--           $ 4,322
Total operating expenses...............      3,545                      3,545      (11)          (139)         3,395
                                           -------         ----       -------     ----          -----          -----
Operating income (loss)................        807                        807      (19)           139            927
Interest expense.......................       (118)                      (118)       1                          (117)
Other income...........................         57                         57      (33)                           24
Income tax (expense) recovery from
  continuing operations................       (325)                      (325)      22            (62)          (365)
                                           -------         ----       -------     ----          -----          -----
Income from continuing operations......        421                        421      (29)            77            469
Discontinued operations................        (18)                       (18)                                   (18)
Cumulative effect of accounting
  change...............................                                                           589            589
                                           -------         ----       -------     ----          -----          -----
Net income.............................   $    403       $--          $   403     $(29)        $  666        $ 1,040
                                           =======         ====       =======     ====          =====          =====

                    CANADIAN/U.S. GAAP FINANCIAL INFORMATION

                       CANADIAN NATIONAL RAILWAY COMPANY
                               BALANCE SHEET DATA

                                                                                                                   U.S.
                                                                                                                   GAAP
                                                                                         CDN./U.S. GAAP          ---------
                                                        CDN GAAP                          ADJUSTMENTS
                                         --------------------------------------    --------------------------
                                                      RECLASS. AND
                                            AS         ACCOUNTING         AS       (NOTE 2)
                                         REPORTED        CHANGE        RESTATED     OTHER      CAPITALIZATION
                                         --------    --------------    --------    --------    --------------
                                                           (NOTE 1)
                                                                       IN MILLIONS OF $CDN.

AS AT DECEMBER 31, 1995
ASSETS
Current and other assets..............    $1,524         $ (126)        $1,398      $ (106)        $--            $ 1,292
Net properties including land.........     4,650                         4,650         (39)                         4,611
                                         -------           ----          -----        ----          -----           -----
Total Assets..........................    $6,174         $ (126)        $6,048      $ (145)        $--            $ 5,903
                                         =======           ====          =====        ====          =====           =====
LIABILITIES AND SHAREHOLDERS' EQUITY
Current and other liabilities.........    $2,555         $ (126)        $2,429      $  (53)        $--            $ 2,376
Long-term debt........................     1,313                         1,313         (29)                         1,284
Shareholders' equity..................     2,306                         2,306         (63)                         2,243
                                         -------           ----          -----        ----          -----           -----
Total liabilities and shareholders'
  equity..............................    $6,174         $ (126)        $6,048      $ (145)        $--            $ 5,903
                                         =======           ====          =====        ====          =====           =====
AS AT DECEMBER 31, 1996
ASSETS
Current and other assets..............    $1,367         $  604         $1,971      $  (40)        $--            $ 1,931
Net properties including land.........     4,869                         4,869         (39)                         4,830
                                         -------           ----          -----        ----          -----           -----
Total Assets..........................    $6,236         $  604         $6,840      $  (79)        $--            $ 6,761
                                         =======           ====          =====        ====          =====           =====
LIABILITIES AND SHAREHOLDERS' EQUITY
Current and other liabilities.........    $2,357         $ (104)        $2,253      $    7         $--            $ 2,260
Long-term debt........................     1,499                         1,499         (30)                         1,469
Shareholders' equity..................     2,380            708          3,088         (56)                         3,032
                                         -------           ----          -----        ----          -----           -----
Total liabilities and shareholders'
  equity..............................    $6,236         $  604         $6,840      $  (79)        $--            $ 6,761
                                         =======           ====          =====        ====          =====           =====
AS AT DECEMBER 31, 1997
ASSETS
Current and other assets..............    $1,953         $--            $1,953      $  (93)        $ (164)        $ 1,696
Net properties including land.........     5,122                         5,122         (18)         1,199           6,303
                                         -------           ----          -----        ----          -----           -----
Total Assets..........................    $7,075         $--            $7,075      $ (111)        $1,035         $ 7,999
                                         =======           ====          =====        ====          =====           =====
LIABILITIES AND SHAREHOLDERS' EQUITY
Current and other liabilities.........    $2,018         $--            $2,018      $   (4)        $--            $ 2,014
Long-term debt........................     1,640                         1,640         (12)                         1,628
Deferred income taxes.................                                                 (22)           369             347
Shareholders' equity..................     3,417                         3,417         (73)           666           4,010
                                         -------           ----          -----        ----          -----           -----
Total liabilities and shareholders'
  equity..............................    $7,075         $--            $7,075      $ (111)        $1,035         $ 7,999
                                         =======           ====          =====        ====          =====           =====

                    CANADIAN/U.S. GAAP FINANCIAL INFORMATION

                       CANADIAN NATIONAL RAILWAY COMPANY
              NOTES TO STATEMENT OF INCOME AND BALANCE SHEET DATA

1.  RECLASSIFICATIONS AND ACCOUNTING CHANGE

     In the fourth quarter of 1997, CN adopted the new recommendations of the Canadian Institute of Chartered Accountants (CICA) for the accounting for income taxes. The new recommendations require the use of the asset and liability method to account for income taxes. Canadian GAAP requires the retroactive application of the adoption of new accounting principles; therefore, the 1996 financial statements reflect the recognition of previously unrecognized tax benefits. This change had the effect of increasing 1996 net income and current and other assets by Cdn$708 million. Prior to 1996, CN did not believe that it was more likely than not that the then existing tax benefits would be realized and thus no tax benefits were recognized in the 1995 financial statements. The new method of accounting for income taxes is similar, in all material respects, to the method required by U.S. GAAP under Statement of Financial Accounting Standards 109.

     In addition, certain figures previously reported for 1995 and 1996 have been reclassified to conform with the basis of presentation adopted in 1997.

2.  CANADIAN/US GAAP ADJUSTMENTS

     (a) Canadian GAAP differs from US GAAP principally in the treatment of track replacement costs, foreign exchange, pension costs, loss or extinguishment of long-term debt, stock-based compensation, joint ventures and reorganization of shareholders' equity. The Canadian/US GAAP adjustments (excluding capitalization of track replacement costs) reflect the effect of the respective years' results and the cumulative effect of such adjustments to CN's financial position.

     (b) In the fourth quarter of 1997, CN changed its accounting policy for track replacement costs for US GAAP. The cumulative effect of this accounting change for prior years amounts to Cdn$589 million and is comprised of capitalization of track replacement costs, write down for impairment of properties, accumulated depreciation and income tax effect.

Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:

                        HARRIS TRUST COMPANY OF NEW YORK

                        (For Information (212) 701-7694)

                  BY MAIL:                               BY HAND/OVERNIGHT DELIVERY:
             Wall Street Station                               Receive Window
                P.O. Box 1023                                 Wall Street Plaza
           New York, NY 10268-1023                       88 Pine Street, 19th Floor
                                                             New York, NY 10005

                                 BY FACSIMILE:

                                 (212) 701-7636
                                 (212) 701-7637

                             Confirm by Telephone:

                                 (212) 701-7694

Questions or requests for assistance or additional copies of this Offer to Purchase and the related Letter of Transmittal may be directed to the Information Agent or the Dealer Managers at their respective addresses and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                      LOGO

                            MacKenzie Partners, Inc.
                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (call collect)
                         CALL TOLL FREE (800) 322-2885

                     The Dealer Managers for the Offer are:

                              GOLDMAN, SACHS & CO.
                                85 Broad Street
                            New York, New York 10004
                         (212) 902-1000 (Call Collect)
                           (800) 323-5678 (Toll Free)
                              SCHRODER & CO. INC.
                              The Equitable Center
                               787 Seventh Avenue
                         New York, New York 10019-6016
                         (212) 492-6000 (Call Collect)